UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2005

MOVIE GALLERY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-24548 (Commission File Number)	63-1120122 (IRS Employer Identification No.)

900 West Main Street
Dothan, Alabama	36301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
(334) 677-2108

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-23.1 CONSENT OF PRICEWATERHOUSECOOPERS LLP

Item 2.01. Completion of Acquisition or Disposition of Assets.

     As previously reported in our Current Report on Form 8-K dated April 27, 2005 and filed April 29, 2005, on April 27, 2005, we acquired Hollywood Entertainment Corporation in a merger transaction. The disclosures set forth under Items 1.01, 2.01 and 2.03 of such Form 8-K are hereby incorporated by reference into this Item 2.01 of this amended report. The required historical financial statements and pro forma financial information is contained herein under Item 9.01 of this report.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The historical financial statements of Hollywood Entertainment Corporation are included in this report beginning at page F-1.

(b) Pro-Forma Financial Information.

Pro forma financial information is included in this report beginning at page F-65.

(c) Exhibits.

23.1 Consent of PricewaterhouseCoopers LLP

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOVIE GALLERY, INC.

Date: July 11, 2005

	BY:	/s/ Timothy R. Price

Timothy R. Price
Executive Vice President and
Chief Financial Officer

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Hollywood Entertainment Corporation

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Hollywood Entertainment Corporation:

     We have completed an integrated audit of Hollywood Entertainment Corporation’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

     In our opinion, the consolidated balance sheets and the related consolidated statements of operations, of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Hollywood Entertainment Corporation and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 3 to the consolidated financial statements, the 2003 and 2002 financial statements have been restated to correct errors in accounting for leases.

Internal control over financial reporting

     Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing on page F-45, of this Current Report on Form 8-K/A, that Hollywood Entertainment Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, because the Company did not maintain effective controls over the selection, application and monitoring of its accounting policies related to leasing transactions, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

     We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment. As of December 31, 2004, the Company did not maintain effective controls over the selection, application and monitoring of its accounting policies related to leasing transactions. Specifically, the Company’s controls over its selection, application and monitoring of its accounting policies related to the effect of lessee involvement in asset construction, lease incentives, rent holidays and leasehold amortization periods were ineffective to ensure that such transactions were accounted for in conformity with generally accepted accounting principles. This control deficiency resulted in the restatement of the Company’s annual and interim consolidated financial statements for 2003 and 2002 and for the first, second and third quarters of 2004 as well as an audit adjustment to the fourth quarter 2004 financial statements. Additionally, this control deficiency could result in a misstatement of prepaid rent, leasehold improvements, deferred rent, rent expense and depreciation expense that would result in a material misstatement to annual or interim financial statements that would not be prevented or detected. Accordingly, management determined that this control deficiency constitutes a material weakness. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

     In our opinion, management’s assessment that Hollywood Entertainment Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the COSO. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Hollywood Entertainment Corporation has not maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO.

PricewaterhouseCoopers LLP

Portland, Oregon
March 17, 2005

HOLLYWOOD ENTERTAINMENT CORPORATION

CONSOLIDATED BALANCE SHEETS

		December 31,
	December 31,	2003
	2004	(Restated)
	(In thousands,
	except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$46,160	$48,057
Marketable securities	147,600	26,076

Total Cash, cash equivalents, and marketable securities	193,760	74,133
Receivables, net	37,922	33,987
Merchandise inventories	148,154	129,864
Prepaid expenses and other current assets	22,835	13,233

Total current assets	402,671	251,217
Rental inventory, net	289,144	268,748
Property and equipment, net	227,824	243,413
Goodwill	69,465	68,406
Deferred income tax asset, net	87,980	122,598
Prepaid rent	27,194	34,019
Other assets	15,249	17,654

	$1,119,527	$1,006,055

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term obligations	$555	$647
Current maturities of financing obligations	15,581	3,245
Accounts payable	174,427	159,586
Accrued expenses	150,436	117,867
Accrued interest	6,445	6,489
Income taxes payable	3,404	284

Total current liabilities	350,848	288,118
Long-term obligations, less current portion	350,701	370,669
Deferred rent	44,346	50,056

	745,895	708,843
Commitments and contingencies (Note 21)
Shareholders’ equity:
Preferred stock, 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, 100,000,000 shares authorized; 60,970,105 and 59,666,347 shares issued and outstanding, respectively	494,246	489,247
Unearned compensation	—	(133)
Accumulated deficit	(120,614)	(191,902)

Total shareholders’ equity	373,632	297,212

	$1,119,527	$1,006,055

See notes to Consolidated Financial Statements

HOLLYWOOD ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended December 31,
		2003	2002
	2004	(Restated)	(Restated)
	(In thousands,
	except per share amounts)
REVENUE:
Rental product revenue	$1,388,298	$1,386,590	$1,324,017
Merchandise sales	394,066	295,958	166,049

	1,782,364	1,682,548	1,490,066

COST OF REVENUE:
Cost of rental product	417,588	441,034	447,278
Cost of merchandise	299,074	223,598	126,251

	716,662	664,632	573,529

GROSS PROFIT	1,065,702	1,017,916	916,537
Operating costs and expenses:
Operating and selling	793,317	727,024	647,483
General and administrative	123,946	106,024	89,602
Store opening expenses	2,141	4,768	3,093
Restructuring charge for closure of internet business	—	—	(12,430)
Restructuring charge for store closures	(190)	(2,106)	(828)

	919,214	835,710	726,920

INCOME FROM OPERATIONS	146,488	182,206	189,617
Non-operating expense:
Interest expense, net	(29,993)	(35,507)	(42,057)
Early debt retirement	—	(12,467)	(3,534)

Income before income taxes	116,495	134,232	144,026
Benefit (provision) for income taxes	(45,207)	(54,162)	115,719

NET INCOME	$71,288	$80,070	$259,745

Net income per share:
Basic	$1.18	$1.32	$4.54
Diluted	1.14	1.25	4.16
Weighted average shares outstanding:
Basic	60,496	60,439	57,202
Diluted	62,765	64,162	62,390

See notes to Consolidated Financial Statements.

HOLLYWOOD ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Unearned	Accumulated
	Shares	Amount	Compensation	Deficit	Total
	(In thousands, except share amounts)
Balance at December 31, 2001 as previously reported	49,428,763	$375,503	$(1,655)	$(487,402)	$(113,554)

Restatement of prior periods (see note 3)	—	—	—	(44,315)	(44,315)

Balance at December 31, 2001 as Restated	49,428,763	375,503	(1,655)	(531,717)	(157,869)

Issuance of common stock:
Stock issuance	8,050,000	120,750	—	—	120,750
Equity offering costs	—	(7,677)	—	—	(7,677)
Stock options exercised	2,317,810	4,604	—	—	4,604
Stock option tax benefit	—	12,814	—	—	12,814
Stock compensation	—	(2,591)	958	—	(1,633)
Net income Restated	—	—	—	259,745	259,745

Balance at December 31, 2002 Restated	59,796,573	503,403	(697)	(271,972)	230,734

Issuance of common stock:
Stock options exercised	1,615,947	4,066	—	—	4,066
Stock option tax benefit	—	8,053	—	—	8,053
Stock compensation	—	—	564	—	564
Repurchase of common stock	(1,746,173)	(26,275)	—	—	(26,275)
Net income Restated	—	—	—	80,070	80,070

Balance at December 31, 2003 Restated	59,666,347	$489,247	$(133)	$(191,902)	$297,212

Issuance of common stock:
Stock options exercised	1,598,897	2,419	—	—	2,419
Stock option tax benefit	—	6,245	—	—	6,245
Stock compensation	—	—	133	—	133
Repurchase of common stock	(295,139)	(3,665)	—	—	(3,665)
Net income	—	—	—	71,288	71,288

Balance at December 31, 2004	60,970,105	$494,246	$—	$(120,614)	$373,632

See notes to Consolidated Financial Statements.

HOLLYWOOD ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
		2003	2002
	2004	(Restated)	(Restated)
	(In thousands)
Operating activities:
Net income	$71,288	$80,070	$259,745
Adjustments to reconcile net income to cash provided by operating activities:
Write-off deferred financing costs	—	5,827	2,226
Amortization of rental product	186,847	211,806	218,905
Depreciation	59,971	61,129	57,057
Amortization of prepaid rent	8,654	8,525	8,416
Impairment of long-lived assets	18,182	—	—
Amortization of deferred financing costs	2,937	4,481	3,785
Tax benefit from exercise of stock options	6,245	8,053	12,814
Change in deferred rent	(5,709)	(6,612)	(7,297)
Change in deferred taxes	34,618	42,826	(127,027)
Non-cash stock compensation	133	564	(1,633)
Net change in operating assets and liabilities:
Receivables	(3,935)	1,010	(5,940)
Merchandise inventories	(18,291)	(32,557)	(35,722)
Accounts payable	14,841	1,163	(9,056)
Accrued interest	(44)	3,512	(3,249)
Other current assets and liabilities	24,988	1,658	(11,479)

Cash provided by operating activities	400,725	391,455	361,545

Investing activities:
Purchases of rental inventory, net	(207,243)	(220,364)	(288,079)
Purchase of property and equipment, net	(59,574)	(89,081)	(38,876)
Purchases of marketable securities	(390,685)	(211,283)	—
Sales of marketable securities	269,161	185,207	—
Increase in intangibles and other assets	(5,310)	(7,292)	(3,268)
Proceeds from indenture trustee	—	218,531	(218,531)

Cash used in investing activities	(393,651)	(124,282)	(548,754)

Financing activities:
Proceeds from issuance of common stock	—	—	120,750
Equity financing costs	—	—	(7,677)
Issuance of subordinated debt	—	—	225,000
Repayment of subordinated debt	—	(250,000)	—
Borrowings under term loan	—	200,000	150,000
Repayment of revolving loan	—	(107,500)	(240,000)
Decrease in credit facilities	(20,000)	(55,000)	(42,500)
Debt financing costs	—	(7,453)	(11,966)
Repayments of capital lease obligations	(590)	(10,291)	(13,816)
Repurchase of common stock	(3,665)	(26,275)	—
Proceeds from capital lease obligation	529	1,422	—
Increase (decrease) in financing obligations	12,336	(1,230)	(2,851)
Proceeds from exercise of stock options	2,419	4,066	4,604

Cash (used in) provided by financing activities	(8,971)	(252,261)	181,544

Increase (decrease) in cash and cash equivalents	(1,897)	14,912	(5,665)
Cash and cash equivalents at beginning of year	48,057	33,145	38,810

Cash and cash equivalents at end of year	$46,160	$48,057	$33,145

Other cash flow information:
Interest expense paid	$27,147	$36,381	$41,415
Income taxes paid, net	1,224	4,157	2,613

See notes to Consolidated Financial Statements

HOLLYWOOD ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003, 2002

1. Significant Accounting Policies

Corporate Organization and Consolidation

     The accompanying financial statements include the accounts of Hollywood Entertainment Corporation and its wholly owned subsidiaries (the “Company”). The Company’s only subsidiary during 2004, 2003 and 2002 was Hollywood Management Company.

Nature of the Business

     The Company operates a chain of video stores (“Hollywood Video”) throughout the United States. The Company was incorporated in Oregon on June 2, 1988 and opened its first store in October 1988. As of December 31, 2004, 2003 and 2002, the Company operated 2,006 stores in 47 states, 1,920 stores in 47 states and 1,831 stores in 47 states, respectively. As of December 31, 2004, 695 Hollywood Video stores included an in-store game department (“Game Crazy”) where game enthusiasts can buy, sell and trade new and used video game hardware, software and accessories. A typical Game Crazy department carries over 2,500 video game titles and occupies an area of approximately 700 to 900 square feet within the store.

Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates relative to the Company include revenue recognition, merchandise inventory valuation, amortization of rental inventory, impairment of long-lived assets and goodwill, income taxes, lease accounting and legal contingencies.

Restatement of Prior Year Amounts

     The Company recently reviewed its accounting practices with respect to store operating leases and concluded that it needed to correct certain technical errors in its accounting for leases and restate prior periods. See note 3 for a discussion of the accounting changes and their impact to the financial statements.

Reclassification of Prior Year Amounts

     In addition to the restatement of prior year amounts noted above and discussed in Note 3, certain prior year amounts have been reclassified to conform to the presentation used for the current year. These reclassifications had no impact on previously reported net income or shareholders’ equity.

Revision of Classification

     The Company recently reviewed its accounting practices with respect to balance sheet classification of marketable securities. As a result, the Company determined it was inappropriate to classify its marketable securities as cash equivalents as stated in SFAS 95. See Note 1.

Recently Issued Accounting Standards

     In December 2004, the FASB issued Statements of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment,” which replaces SFAS 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. Pro forma disclosure is no longer an alternative. See Note 19 for the impact on Net Income. SFAS 123R is effective for the Company beginning July 1, 2005. The Company is in the process of evaluating the effect of SFAS 123R on the Company’s overall results of operations, financial position and cash flows.

Rental Revenue and Merchandise

     The Company recognizes revenue upon the rental and sale of its products. Revenue for extended rental periods (when the customer chooses to keep the product beyond the original rental period) is recognized when the extended rental period begins. Revenue recorded for extended rental periods includes an estimate of future cash collections for extended rental periods that have been incurred but not yet collected in cash. Because our estimate is based upon cash collections, the amount recorded is net of estimated amounts that the Company does not anticipate collecting based upon historical experience.

     Revenue generated from subscription sales or similar customer loyalty programs where a customer receives free rentals, reduced rental prices or discounted game prices in exchange for an up-front payment is recognized as revenue evenly over the time period the customer receives the benefit. Upon the sale of a loyalty program, a liability is recorded that is amortized to revenue over the applicable time period.

Gift Card and Gift Certificate Liability

     Gift card and gift certificate liabilities are recorded at the time of sale. Costs of designing, printing and distributing the cards and certificates, and transactional processing costs, are expensed as incurred. The liability is relieved and revenue is recognized upon redemption of the gift cards or gift certificate for rental or purchase at any Hollywood Video store.

Cost of Rental Product

     Cost of rental product includes revenue sharing expense, amortization of DVD and VHS movies, games, capitalized shipping and handling, the book value of previously viewed movies and games, disk repair and the book value of rental inventory loss.

Cost of Merchandise Sales

     Cost of merchandise sales is determined using an average costing method at an item level (by title) for movies, games and game accessories in the game departments and by using product groupings of similar products for concessions. Cost of merchandise sales includes product shipping and handling and valuation adjustments or markdowns that are necessary to record inventory at the lower of cost or market.

Cash and Cash Equivalents

     The Company considers highly liquid investment instruments, with an original maturity of three months or less, to be cash equivalents. The carrying amounts of cash and equals fair value.

Marketable Securities

     The Company accounts for marketable securities in accordance with SFAS 95, “Accounting for Certain Investments in Debt and Equity Securities.” Substantially all of the marketable securities are auction rate preferred securities and classified as “available for sale.” Accordingly, its investments in these AAA-rated securities are recorded at cost, which approximates fair value due to their variable interest rate, which typically resets every seven days. All income generated from these securities is recorded as interest income. At December 31, 2004, the available for sale securities had maturities of less than 30 years. Despite the long-term nature of their stated contractual maturities, the Company has the ability to quickly liquidate these securities upon the interest reset dates.

Inventories

     Merchandise inventories, consisting primarily of video games, new movies for sale, previously viewed movies for sale, concessions, and accessories held for resale, are stated at the lower of cost or market (or, in the case of rental inventory transferred to merchandise inventory at the carrying value thereof at the time of transfer). Used video game inventory includes games accepted as trade-ins from customers. Games are accepted from customers in exchange for in-store credit. At the time of trade-in, the inventory is recorded as well as the corresponding liability for the trade credit. The liability is relieved when the trade credit is redeemed.

     Rental inventory, which includes DVD and VHS movies and video games is stated at cost and amortized over its estimated useful life to a specified residual value. Shipping and handling charges related to rental and merchandise inventory are included in the cost of such inventory. See Notes 6 and 7 for a discussion of the amortization policy applied to rental inventory.

Property, Equipment, Depreciation and Amortization

     Property is stated at cost and is depreciated on a straight-line basis for financial reporting purposes over the estimated useful life of the assets, which range from approximately five to ten years. Leasehold improvements are amortized over the lesser of the assets economic life of 10 years or the contractual term of the lease. Optional renewal periods are included in the contractual term of the lease if renewal is reasonably assured at the time the asset is placed in service.

     Additions to property and equipment are capitalized and include acquisitions of property and equipment, costs incurred in the development and construction of new stores, including in some cases the fair value of lessor development in accordance with EITF 97-10, major improvements to existing property and major improvements in management information systems including certain costs incurred for internally developed computer software. Maintenance and repair costs are charged to expense as incurred, while improvements that extend the useful life of the assets are capitalized. As property and equipment is sold or retired, the applicable cost and accumulated depreciation and amortization are eliminated from the accounts and any gain or loss thereon is recorded.

Long-lived Assets

     The Company reviews for impairment of long-lived assets to be held and used in the business whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically reviews and monitors its internal management reports for indicators of impairment. The Company considers a trend of unsatisfactory operating results that are not in line with management’s expectations to be its primary indicator of potential impairment. When an indicator of impairment is noted, assets are evaluated for impairment at the lowest level for which there are identifiable cash flows (e.g., at the store level). The Company deems a store to be impaired if a forecast of undiscounted future operating cash flows directly related to the store, including estimated disposal value, if any, is less than the asset carrying amount. If a store is determined to be impaired, the loss is measured as the amount by which the carrying amount of the store exceeds its fair value. Fair value is estimated using a discounted future cash flow valuation technique similar to that used by management in making a new investment decision. Considerable management judgment and assumptions are necessary to identify indicators of impairment and to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

     In the fourth quarter of 2004 the Company’s video store same store sales decreased 3%. These results were not in line with earlier management expectations and management felt that the recent trend of negative video store same store sales could continue. Accordingly, the Company evaluated its store assets and determined that certain stores were impaired. As a result, the Company recorded a $13.8 million charge for the period ended December 31, 2004, consisting of $11.8 million in property and equipment and $2.0 million in prepaid rent. There was not an impairment charge in 2003 and 2002. See Note 8 for additional discussion.

Goodwill & Intangible Assets

     The Company reviews goodwill and intangible assets on an annual basis or whenever events or circumstances occur indicating that goodwill may be impaired. When the Company is evaluating for possible impairment of goodwill, it compares the present value of future cash flows of its reporting unit, which is defined as the Company’s 2,006 video stores, to the goodwill recorded. If this indicates that the goodwill is impaired, the Company would record a charge to the extent that the goodwill balance would be adjusted to that of the present value of future cash flows.

Store Closure Reserves

     Reserves for store closures were established by calculating the present value of the remaining lease obligation, adjusted for estimated subtenant agreements or lease buyouts, were expensed along with any leasehold improvements. Store furniture and equipment was either transferred at historical costs to another location or disposed of and written-off.

Legal Contingencies Reserve

     All legal contingencies, which are judged to be both probable and estimable, are recorded as liabilities in the Consolidated Financial Statements in amounts equal to the Company’s best estimates of the costs of resolving or disposing of the underlying claims. These estimates are based upon judgments and assumptions. The Company regularly monitors its estimates in light of subsequent developments and changes in circumstances and adjusts its estimates when additional information causes the Company to believe that they are no longer accurate. If no particular amount is determined to constitute the Company’s best estimate of a particular legal contingency, the amount representing the low end of the range of the Company’s estimate of the costs of resolving or disposing of the underlying claim is recorded as a liability and the range of such estimates is disclosed. Legal costs are expensed as incurred.

Self-Insurance

     The Company is self-insured for worker’s compensation, general liability costs and certain insurance plans with per occurrence and aggregate limits on losses. The self-insurance liability recorded in the financial statements is based on claims filed and an estimate of claims incurred but not yet reported.

Treasury Stock

     In accordance with Oregon law, shares of common stock are automatically retired and classified as available for issuance upon repurchase.

Income Taxes

     The Company calculates income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements and tax returns. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Deferred Rent

     Many of the Company’s operating leases contain predetermined fixed increases of the minimum rental rate during the initial lease term and/or rent holiday periods in which the Company does not pay rent. For these leases, the Company recognizes the related rental expense on a straight-line basis beginning on the date the property is delivered to the Company for construction and records the difference between the amount charged to expense and the rent paid as deferred rent, which is included in other liabilities.

Financing Obligations

     In accordance with EITF 97-10, the Company is considered the owner of the assets during the construction period for certain stores in which the Company has considerable construction risk. As a result the assets and corresponding financing obligation are recorded on the Company’s balance sheet. Once the construction is completed, the Company removes the asset and financing obligation from its books in accordance FAS 98 “Accounting for Leases”. If upon completion of construction the project does not qualify for sale lease back accounting per FAS 98, the financing obligation would be considered long-term. See Note 3 for additional discussion.

Fair Value of Financial Instruments

     In accordance with SFAS No. 107, “Disclosure about Fair Value of Financial Instruments”, the Company has disclosed the fair value, related carrying value and method for determining the fair value for the following financial instruments in the accompanying notes as referenced: cash and cash equivalents (see above), accounts receivable (see Note 4), and long-term obligations (see Note 15).

     The Company’s receivables do not represent significant concentrations of credit risk at December 31, 2004, due to the wide variety of customers, markets and geographic areas to which the Company’s products are rented and sold.

Accounting for Stock Based Compensation

     The Company accounts for its stock option plans under the recognition and measurement principles of Accounting Principles Board opinion No. 25, “Accounting for Stock Issued to Employees, and related Interpretations.” Pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-Based Compensation” and Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of SFAS 123,” the following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123.

	Year Ended December 31,
	2004	2003	2002
Net income as reported	$71,288	$80,070	$259,745
Add: Stock-based compensation expense included in reported net income, net of tax	81	337	596
Deduct: Total stock-based Employee compensation expense under fair value based method for all awards, net tax	(4,782)	(8,257)	(7,941)

	Year Ended December 31,
	2004	2003	2002
Pro forma net income	$66,587	$72,150	$252,400

Earnings per share:
Basic — as reported	$1.18	$1.32	$4.54
Basic — pro forma	1.10	1.19	4.41
Diluted — as reported	1.14	1.25	4.16
Diluted — pro forma	1.08	1.16	4.16

Comprehensive Income

     Comprehensive income is equal to net income for all periods presented.

Advertising

     The Company receives cooperative reimbursements from vendors as eligible expenditures are incurred relative to the promotion of rental and sales product. Advertising costs, net of these reimbursements, are expensed as incurred. Advertising expense was $19.3 million, $16.2 million and $4.5 million for 2004, 2003 and 2002, respectively. The increase in 2004 was related to an increase in advertising for Game Crazy.

2. Merger Agreement

     On January 9, 2005 the Company signed a definitive merger agreement with Movie Gallery, Inc. and its wholly owned subsidiary, TG Holdings, Inc., which provides for the merger of TG Holdings into Hollywood, with Hollywood surviving the merger as a wholly owned subsidiary of Movie Gallery. Under the terms of the merger agreement, its shareholders will be entitled to receive $13.25 per share in cash upon completion of the merger.

     The Company had previously entered into an amended and restated merger agreement, dated as of October 13, 2004, with Carso Holdings Corporation (“Carso”) and Hollywood Merger Corp., both affiliates of Leonard Green & Partners, L.P. Under the terms of this amended and restated merger agreement, its shareholders were to receive $10.25 per share in cash upon completion of the merger contemplated by the amended and restated merger agreement. By a termination agreement dated January 9, 2005, between the Company, Carso and its affiliates, and related documents, the Company terminated the amended and restated merger agreement. The termination of the merger agreement with Carso required its payment of Carso’s transaction expenses of $4.0 million.

     The Company terminated the agreement with Carso and entered into the merger agreement with Movie Gallery following a unanimous recommendation in favor of these actions by a special committee of its board of directors consisting of the independent directors of its board of directors. The special committee and our board of directors received a fairness opinion from Lazard Freres & Company, LLC as to the consideration to be received by its shareholders pursuant to the merger agreement with Movie Gallery.

     The closing of the merger with TG Holdings is subject to terms and conditions customary for transactions of its type, including shareholder approval, antitrust clearance and the completion of financing. The parties to the merger agreement anticipate completing the merger in the second quarter of 2005.

     Blockbuster, Inc. has commenced unsolicited tender offers for all of its outstanding shares of common stock and for all of its outstanding 9.625% Senior Subordinated Notes due 2011. Blockbuster has also made filings under federal antitrust laws seeking clearance for a possible acquisition of Hollywood. The Company’s board of directors has recommended to shareholders that they not tender their shares of common stock to Blockbuster, based in large part on the uncertainty of completing a transaction with Blockbuster; the board has taken no position with respect to the tender of outstanding senior subordinated notes. The Company’s board may change its views depending on whether or not Blockbuster is cleared by federal agencies to acquire Hollywood and if so on what conditions. In addition to antitrust clearance, Blockbuster’s tender offers are subject to a number of other contingencies, including the tender of at least a majority of Hollywood’s shares, and they may not be completed.

3. Restatement

     Like many other publicly traded retail companies, the Company reviewed its accounting practices with respect to store operating leases. This review was triggered in part by a February 7, 2005 letter issued from the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) to the American Institute of Certified Public Accountants expressing the SEC’s views regarding proper accounting for certain operating lease matters under GAAP. The Company concluded that it needed to correct certain errors in its accounting for leases and restate prior periods. The restatement resulted in a $44.3 million charge to beginning retained earnings on January 1, 2002.

Classification of Store Build-out Costs

     The Company coordinates and directly pays for a varying amount of the construction of new stores based upon executed lease agreements. For some stores the Company is responsible for overseeing the construction while in others the lessor may be fully responsible for building the store to the Company’s specification. In all cases, however, the Company is reimbursed by the lessor for most of the construction costs. Historically the Company accounted for the unreimbursed portion of the construction as leasehold improvement assets that depreciated over 10 years, which approximated the term of the lease. Upon further review of the applicable accounting guidance, the Company has determined that the amount of assets recorded as leasehold improvements depends upon a number of factors, including the nature of the assets and the amount of construction risk the Company has during the construction period.

     Nature of the assets: Store build-out costs have been segregated between structural elements that benefit the lessor beyond the term of the lease and assets that are considered normal tenant improvements. In accordance with EITF 96-21 “Implementation Issues in Accounting for Leasing Transactions involving Special-Purpose Entities”, payments made by the Company for structural elements that are not reimbursed by the lessor should be considered a prepayment of rent that should be amortized as rent expense over the term of the lease. As a result, income from operations increased by $0.9 million and $0.9 million for the years ended December 31, 2003 and 2002, respectively.

     Construction risk: In store construction projects where the Company either pays directly for a portion of the construction cost of a new store and is not reimbursed by the lessor and/or is responsible for cost overruns, the Company may be deemed the owner of all store assets during construction under the provisions of EITF 97-10 “The Effect of Lessee Involvement in Asset Construction.” Upon completion of construction, if the Company complies with the provisions of FAS 98, the Company is considered to have sold and leased back the asset from the lessor. The Company has analyzed all of the projects in which they were deemed the owner under the provisions of EITF 97-10 and have concluded that they complied with the provision of FAS 98 for sale-leaseback treatment upon completion of the project. As a result of the above, at December 31, 2003, we had an additional $3.2 million of property and equipment assets and financing obligations of which the Company was deemed to be the owner of during construction.

Classification of Tenant Improvement Allowances

     The Company historically accounted for tenant improvement allowances as a reduction to the related leasehold improvement assets. The Company has concluded that certain allowances should be considered lease incentives as discussed in Financial Accounting Standards Board Technical Bulletin No. 88-1, “Issues Relating to Accounting for Leases,” (FTB 88-1). For allowances determined to be incentives, FTB 88-1 requires lease incentives to be recorded as deferred rent liabilities on the balance sheet, a reduction in rent expense on the statement of operations and as a component of operating activities on the consolidated statements of cash flows. There is no impact to income from operations for this reclassification.

Rent Holidays

     The Company historically recognized rent on a straight-line basis over the lease term commencing with the store opening date. Upon re-evaluating FASB Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases,” the Company has determined that the lease term should commence on the date the property is ready for normal tenant improvements. As a result, income from operations increased $1.8 million and $2.3 million for the years ended December 31, 2003 and 2002, respectively.

Depreciation of Leasehold Improvements

     Historically the Company depreciated leasehold improvements over 10 years, which approximates the contractual term of the lease. The Company also depreciated leasehold improvements acquired subsequent to store opening, such as remodels, over 10 years. The Company has concluded that such leasehold improvements should be amortized over the lesser of the assets economic life of 10 years or the contractual term of the lease. Optional renewal periods are included in the contractual term of the lease if renewal is reasonably assured at the time the asset is placed in service. As a result, income from operations decreased $9.0 million and $6.3 million for the years ended December 31, 2003 and 2002, respectively.

Lease Incentive

     During 1996 to 2000, certain landlords reimbursed a portion of the Company’s grand opening events and advertising expenses. The Company has historically recorded these marketing allowances received for grand opening costs as a reduction of its advertising expense in the period that the marketing allowance was received. The Company now believes that these allowances should be considered lease incentives as discussed in Financial Accounting Standards Board Technical Bulletin No. 88-1, “Issues Relating to Accounting for Leases,” (FTB 88-1). FTB 88-1 requires lease incentives to be recorded as deferred rent liabilities on the balance sheet, and amortized against rent expense over the term of the lease. As a result, income from operations increased by $3.4 million and $3.4 million for the years ended December 31, 2003 and 2002, respectively.

     The effect of this restatement and the revision of the classification of Marketable Securities was as follows:

CONSOLIDATED BALANCE SHEET

	At December 31, 2003
	As
	Previously
	Reported	As Restated
	(In thousands,
	except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$74,133	$48,057
Marketable securities	—	26,076

Total cash, cash equivalents, and marketable securities	74,133	74,133
Receivables, net	33,987	33,987
Merchandise inventories	129,864	129,864
Prepaid expenses and other current assets	13,233	13,233

Total current assets	251,217	251,217
Rental inventory, net	268,748	268,748
Property and equipment, net	288,857	243,413
Goodwill	66,678	68,406
Deferred income tax asset, net	104,302	122,598
Prepaid rent	—	34,019
Other assets	17,655	17,654

	$997,457	$1,006,055

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term obligations	$647	$647
Financing obligations	—	3,245
Accounts payable	159,586	159,586
Accrued expenses	117,867	117,867
Accrued interest	6,467	6,489
Income taxes payable	284	284

Total current liabilities	284,851	288,118
Long-term obligations, less current portion	370,669	370,669
Other liabilities	16,108	50,056

	671,628	708,843
Common stock	489,247	489,247
Unearned compensation	(133)	(133)
Accumulated deficit	(163,285)	(191,902)

Total shareholders’ equity	325,829	297,212

	$997,457	$1,006,055

CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended
	December 31, 2003
	As
	Previously
	Reported	As Restated
	(In thousands, except per
	share amounts)
REVENUE:
Rental product revenue	$1,386,590	$1,386,590
Merchandise sales	295,958	295,958

	1,682,548	1,682,548

COST OF REVENUE:
Cost of rental product	441,034	441,034
Cost of merchandise	223,598	223,598

	664,632	664,632

GROSS PROFIT	1,017,916	1,017,916
Operating costs and expenses:
Operating and selling	724,136	727,024
General and administrative	106,024	106,024
Store opening expenses	4,768	4,768
Restructuring charge for store closures	(2,106)	(2,106)

	832,822	835,710

INCOME FROM OPERATIONS	185,094	182,206
Non-operating expense:
Interest expense, net	(35,507)	(35,507)
Early debt retirement	(12,467)	(12,467)

Income before income taxes	137,120	134,232
Provision for income taxes	(54,848)	(54,162)

NET INCOME	$82,272	$80,070

Net income per share:
Basic	$1.36	$1.32
Diluted	1.28	1.25

CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended
	December 31, 2002
	As
	Previously
	Reported	As Restated
	(In thousands, except per
	share amounts)
REVENUE:
Rental product revenue	$1,324,017	$1,324,017
Merchandise sales	166,049	166,049

	1,490,066	1,490,066

COST OF REVENUE:
Cost of rental product	447,278	447,278
Cost of merchandise	126,251	126,251

	573,529	573,529

GROSS PROFIT	916,537	916,537
Operating costs and expenses:
Operating and selling	647,773	647,483
General and administrative	89,602	89,602
Store opening expenses	3,093	3,093
Restructuring charge for closure of internet business	(12,430)	(12,430)
Restructuring charge for store closures	(828)	(828)

	727,210	726,920

INCOME FROM OPERATIONS	189,327	189,617
Non-operating expense:
Interest expense, net	(42,057)	(42,057)
Early debt retirement	(3,534)	(3,534)

Income before income taxes	143,736	144,026
Benefit of income taxes	98,109	115,719

NET INCOME	$241,845	$259,745

Net income per share:
Basic	$4.23	$4.54
Diluted	3.88	4.16

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31, 2003
	As
	Previously
	Reported	As Restated
	(In thousands)
Operating activities:
Net income	$82,272	$80,070
Adjustments to reconcile net income to cash provided by operating activities:
Write-off deferred financing costs	5,827	5,827
Amortization of rental product	211,806	211,806
Depreciation	60,762	61,129
Amortization of prepaid rent		8,525
Amortization of deferred financing costs	4,481	4,481
Tax benefit from exercise of stock options	8,053	8,053
Change in deferred rent	(1,364)	(6,612)
Change in deferred taxes	43,512	42,826
Non-cash stock compensation	564	564
Net change in operating assets and liabilities:
Receivables	1,010	1,010
Merchandise inventories	(32,557)	(32,557)
Accounts payable	1,163	1,163
Accrued interest	3,544	3,512
Other current assets and liabilities	1,657	1,658

Cash provided by operating activities	390,730	391,455

Investing activities:
Purchases of rental inventory, net	(220,364)	(220,364)
Purchase of property and equipment, net	(94,123)	(89,081)
Purchase of marketable securities	—	(211,283)
Sales of marketable securities	—	185,207
Increase in intangibles and other assets	(2,755)	(7,292)
Proceeds from indenture trustee	218,531	218,531

Cash used in investing activities	(98,711)	(124,282)

Financing activities:
Extinguishment of subordinated debt	(250,000)	(250,000)
Borrowings under term loan	200,000	200,000
Repayment of revolving loan	(107,500)	(107,500)
Decrease in credit facilities	(55,000)	(55,000)
Debt financing costs	(7,453)	(7,453)
Repayments of capital lease obligations	(10,291)	(10,291)
Repurchase of common stock	(26,275)	(26,275)
Proceeds from capital lease obligation	1,422	1,422
Increase (decrease) in financing obligations	—	(1,230)
Proceeds from exercise of stock options	4,066	4,066

Cash used in financing activities	(251,031)	(252,261)

Increase (decrease) in cash and cash equivalents	40,988	14,912
Cash and cash equivalents at beginning of year	33,145	33,145

Cash and cash equivalents at end of year(1)	$74,133	$48,057

(1)	Restated cash and cash equivalents excludes Marketable Securities of $26.1 million at the end of the year

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31, 2002
	As
	Previously
	Reported	As Restated
	(In thousands)
Operating activities:
Net income	$241,845	$259,745
Adjustments to reconcile net income to cash provided by operating activities:
Extraordinary loss on extinguishment of debt	2,226	2,226
Amortization of rental product	218,905	218,905
Depreciation	59,343	57,057
Amortization of prepaid rent		8,416
Amortization of deferred financing costs	3,785	3,785
Tax benefit from exercise of stock options	12,814	12,814
Change in deferred rent	(1,368)	(7,297)
Change in deferred taxes	(109,417)	(127,027)
Non-cash stock compensation	(1,633)	(1,633)
Net change in operating assets and liabilities:
Receivables	(5,940)	(5,940)
Merchandise inventories	(35,722)	(35,722)
Accounts payable	(9,056)	(9,056)
Accrued interest	(2,649)	(3,249)
Other current assets and liabilities	(11,478)	(11,479)

Cash provided by operating activities	361,655	361,545

Investing activities:
Purchases of rental inventory, net	(288,079)	(288,079)
Purchase of property and equipment, net	(44,254)	(38,876)
Increase in intangibles and other assets	(851)	(3,268)
Proceeds from indenture trustee	(218,531)	(218,531)

Cash used in investing activities	(551,715)	(548,754)

Financing activities:
Proceeds from issuance of common stock	120,750	120,750
Equity financing costs	(7,677)	(7,677)
Issuance of subordinated debt	225,000	225,000
Repayment of subordinated debt	—	—
Borrowings under term loan	150,000	150,000
Repayment of revolving loan	(240,000)	(240,000)
Decrease in credit facilities	(42,500)	(42,500)
Debt financing costs	(11,966)	(11,966)
Repayments of capital lease obligations	(13,816)	(13,816)
Repurchase of common stock	—	—
Proceeds from capital lease obligation	—	—
Increase (decrease) in financing obligations	—	(2,851)
Proceeds from exercise of stock options	4,604	4,604

Cash provided by financing activities	184,395	181,544

Increase (decrease) in cash and cash equivalents	(5,665)	(5,665)
Cash and cash equivalents at beginning of year	38,810	38,810

Cash and cash equivalents at end of year	$33,145	$33,145

4. Receivables

     Accounts receivable as of December 31, 2004 and 2003 consists of (in thousands):

	2004	2003
Construction receivables	$5,455	$4,826
Additional rental fees, net	21,690	19,970
Marketing	5,894	8,468
Licensee receivables	1,361	1,509
Other	4,837	1,029

	39,237	35,802
Allowance for doubtful accounts	(1,315)	(1,815)

	$37,922	$33,987

     The carrying amount of accounts receivable approximates fair value because of the short maturity of those receivables. The allowance for doubtful accounts is primarily for marketing.

5. Rental Inventory

     Rental inventory as of December 31, 2004 and 2003 consists of (in thousands):

	2004	2003
Rental inventory	$813,910	$773,953
Less accumulated amortization	(524,766)	(505,205)

	$289,144	$268,748

     Amortization expense related to rental inventory was $186.8 million, $211.8 million and $218.9 million in 2004, 2003 and 2002, respectively, and is included in cost of rental product. As rental inventory is transferred to merchandise inventory and sold as previously-viewed product, the applicable cost and accumulated amortization are eliminated from the rental inventory accounts, determined on a first-in-first-out (“FIFO”) basis applied in the aggregate to monthly purchases.

6. Rental Inventory Amortization Policy

     The Company manages its rental inventories of movies as two distinct categories, new releases and catalog. New releases, which represent the majority of all movies acquired, are those movies which are primarily purchased on a weekly basis in large quantities to support demand upon their initial release by the studios and are generally held for relatively short periods of time. Catalog, or library, represents an investment in those movies the Company intends to hold for an indefinite period of time and represents a historic collection of movies which are maintained on a long-term basis for rental to customers. In addition, the Company acquires catalog inventories to support new store openings and to build-up its title selection, primarily as it relates to changes in format preferences such as an increase in DVD from VHS.

     Purchases of new release movies are amortized over four months to current estimated average residual values of approximately $2.00 for VHS and $4.00 for DVD (net of estimated allowances for losses). Purchases of VHS and DVD catalog are currently amortized on a straight-line basis over twelve months and sixty months, respectively, to estimated residual values of $2.00 for VHS and $4.00 for DVD.

     For new release movies acquired under revenue sharing arrangements, the studios’ share of rental revenue is charged to cost of rental as revenue is earned on the respective revenue sharing titles, net of average estimated carrying values that are set up in the first four months following the movies release. The carrying value set up on VHS movies approximates the carrying value of VHS non-revenue sharing purchases after four months. The carrying value set up on DVD movies approximates the carrying value of DVD non-revenue sharing purchases after four months less anticipated revenue sharing payments on the sales of previously viewed DVD movies.

     The majority of games purchased are amortized over four months to an average residual value below $5.00. Games that the Company expects to keep in rental inventory for an indefinite period of time are amortized on a straight-line basis over two years to a current estimated residual value of $5.00. For games acquired under revenue sharing arrangements, the manufacturers share of rental revenue is charged to cost of rental as revenue is earned on the respective revenue sharing games, net of an average estimated carrying value of approximately $11.00 that is set up in the first four months following the games release. Revenue sharing games that the Company expects to keep in rental inventory for an indefinite period of time are then amortized on a straight-line basis over the remaining 20 months to an estimated residual value of $5.00.

7. Change in Accounting Estimate for Rental Inventory

     The Company regularly evaluates and updates rental inventory accounting estimates. Effective October 1, 2004, the Company changed estimates relating to the carrying value that is set up on DVD movies that are purchased under revenue sharing arrangements. The Company reduced the set-up carrying value of DVD movies to approximate the carrying value of non-revenue sharing purchases less anticipated revenue sharing payments per unit on the sales of previously viewed DVD movies. Prior to October 1, 2004, the estimated carrying value was not reduced by an estimate of revenue sharing payments per unit on the sales of previously viewed DVD movies. The Company believes the change results in better matching of revenue and expense and the net impact to the fourth quarter of 2004 was immaterial.

     Effective October 1, 2002, estimated average residual values on new release movies was reduced from $3.16 to $2.00 for VHS and from $4.67 to $4.00 for DVD. In addition, the estimated residual value of catalog DVD inventory was reduced from $6.00 to $4.00. As a result of these changes in estimate, cost of rental product revenue in 2002 was $4.1 million higher and net income per share (basic and diluted) was $0.04 lower.

8. Property and Equipment

     Property and equipment as of December 31, 2004 and 2003 consists of (in thousands):

		2003
	2004	(Restated)
Fixtures and equipment	$252,165	$232,379
Leasehold improvements	420,712	378,098
Equipment under capital lease	2,047	4,644
Leasehold improvements under capital lease	—	6,725

	674,924	621,846
Less accumulated depreciation and amortization	(447,100)	(378,433)

	$227,824	$243,413

     Accumulated depreciation and amortization, as presented above, includes accumulated amortization of assets under capital leases of $0.4 million and $6.4 million at December 31, 2004 and 2003, respectively. Depreciation expense related to property, plant and equipment was $60.0 million, $61.1 million and $57.1 million in 2004, 2003 and 2002, respectively.

     The Company reviews for impairment of long-lived assets to be held and used in the business whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company deems a store to be impaired if a forecast of undiscounted future operating cash flows directly related to the store, including estimated disposal value, if any, is less than the asset carrying amount.

     In the fourth quarter of 2004 the Company’s video store same store sales decreased 3%. These results were not in line with earlier management expectations and management felt that the recent trend of negative video store same store sales could continue. Accordingly, the Company evaluated the store assets and determined that certain stores were impaired. As a result, the Company recorded a $13.8 million non-cash charge in operating and selling expense consisting of $11.8 million in property and equipment and $2.0 million in prepaid rent. There were no impairment charges in 2003 and 2002.

     In the fourth quarter of 2004 the Company concluded that certain software development capitalized costs qualified for impairment per AICPA SOP 98-1 “Software for Internal Use” and FAS 144 “Accounting for Impairment or Disposal of Long-Lived Assets”. As a result, the Company recorded a $4.4 million impairment charge included in general and administrative expenses.

9. Store Closure Restructuring

     In December 2000, the Company approved a restructuring plan involving the closure and disposition of 43 stores that were not operating to its expectations (the “Restructuring Plan”). In the fourth quarter of 2000, the company recorded charges aggregating $16.9 million, including an $8.0 million write down of property and equipment, a $1.5 million write down of goodwill and an accrual for store closing costs of $7.4 million. The established reserve for cash expenditures is for lease termination fees and other store closure costs. The Company has liquidated and plan to continue liquidating related store inventories through store closing sales; any remaining product will be used in other stores.

     Revenue for the stores subject to the store Restructuring Plan was $6.0 million and $6.3 million in 2003 and 2002, respectively. Operating results (defined as income or loss before interest expense and income taxes) was $0.3 million loss and $0.9 million loss in 2003 and 2002, respectively. The operating results for the stores in the closure plan were included in the Consolidated Statement of Operations.

     During the twelve months ended December 31, 2001, the Company closed 12 of the stores included in the plan and incurred $329,867 in expenses related to the closures and received $450,000 to exit one of the leases. During the twelve months ended December 31, 2002, the company closed one store included in the plan and incurred $90,000 in closure expenses.

     In December of 2001, 2002 and 2003, the Company amended the Restructuring Plan and removed 16 stores, 2 stores and 9 stores from the closure list, respectively. In accordance with the amended plans, and updated estimates on closing costs, the company reversed $3.8 million, $0.8 million and $2.1 of the original $16.9 million charge, leaving a $3.7 million, $2.8 million and $0.7 million accrual balance at December 31, 2001, 2002 and 2003, respectively, for store closing costs. At December 31, 2004, 0 stores remained to be closed under the Restructuring Plan.

     During the twelve months ended December 31, 2004, the Company closed two stores included in the plan and incurred $0.5 million in expenses related to the closures. At December 31, 2004 there were no remaining stores to be closed pursuant to the Company’s store closure plan. As a result, the remaining balance of $0.2 million was reversed in 2004.

10. Goodwill and Intangible Assets

     Goodwill was $69.5 million and $68.4 million as of December 31, 2004 and 2003, respectively, and represents the excess of cost over the fair value of net assets purchased net of impairment charges and accumulated amortization recorded prior to the adoption of FAS 142.

     The increase in goodwill was the result of four stores acquired in four separate transactions during the year ended December 31, 2004. The aggregate purchase price was $1.3 million, of which, $1.1 million was allocated to goodwill. The remaining purchase price represented the fair market value of the assets acquired that were allocated to store inventory and leasehold improvements.

     In July 2001, the FASB issued SFAS Nos. 141 and 142, “Business Combinations” and “Goodwill and Other Intangible Assets,” respectively. SFAS 141 supersedes Accounting Principles Board (APB) Opinion

No. 16 and eliminates pooling-of-interests accounting. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS 142 changes the accounting for goodwill from an amortization method to an impairment only approach. Under SFAS 142, goodwill and non-amortizing intangible assets shall be adjusted whenever events or circumstances occur indicating that goodwill has been impaired. The Company has completed its impairment testing of the valuation of its goodwill and has determined that there is no impairment. SFAS 141 and 142 were effective for all business combinations completed after June 30, 2001. Upon adoption of SFAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 ceased, and intangible assets acquired prior to July 1, 2001 that did not meet criteria for recognition under SFAS 141 were reclassified to goodwill. The Company adopted SFAS 142 on January 1, 2002, the beginning of fiscal 2002.

     The components of intangible assets are as follows (in thousands):

	December 31,		December 31,
	2003	Additions	2004
Goodwill	$68,406	$1,059	$69,465
Trade-name rights	6,224	514	6,738

	$74,630	$1,573	$76,203

11. Reel.com Discontinued E-Commerce Operations

     On June 12, 2000, the Company announced that it would close down the e-commerce business of Reel.com. Although the Company had developed a leading web-site over the seven quarters after Reel.com was purchased in October of 1998, Reel.com’s business model of rapid customer acquisition led to large operating losses and required significant cash funding. Due to market conditions, the Company was unable to obtain outside financing for Reel.com, and could not justify continued funding from its video store cash flow. As a result of the discontinuation of Reel.com’s e-commerce operations, the Company recorded a total charge of $69.3 million in the second quarter of 2000, of which $27.3 million was accrued liabilities for contractual obligations, lease commitments, anticipated legal claims, legal fees, financial consulting, and other professional services incurred as a direct result of the closure of Reel.com. The accrual was reduced by $1.6 million, $3.3 million and $12.4 million in 2000, 2001 and 2002, respectively, because the Company was able to negotiate termination of certain obligations and lease commitments more favorably than originally anticipated. The Company has paid for all accrued liabilities, net of reductions, and does not anticipate further adjustments.

12. Accounts Payable and Accrued Liabilities

     Accounts payable includes accrued revenue sharing (amounts accrued pursuant to revenue sharing arrangements in which the Company had not yet received an invoice).

     Accrued liabilities as of December 31, 2004 and 2003 consist of (in thousands):

	2004	2003
Payroll and benefits	$30,946	$27,236
Property taxes and rent and related	16,387	12,218
Gift cards and deferred revenue	30,725	22,908
Marketing	6,758	5,709
Store closures and lease terminations	—	1,127
Property, plant and equipment	7,013	5,050
Accrued insurance	12,519	5,425
Accrued sales tax	12,543	13,320
Legal commitments and contingencies	13,296	6,803
Other operating and general administration	20,249	18,071

	$150,436	$117,867

13. Employee Benefit Plans

     The Company is self-insured for employee medical benefits under the Company’s group health plan. The Company maintains stop loss coverage for individual claims in excess of $150,000. While the ultimate amount of claims incurred is dependent on future developments, in management’s opinion, recorded reserves are adequate to cover the future payment of claims. Adjustments, if any, to recorded estimates of the Company’s potential claims liability will be reflected in results of operations for the period in which such adjustments are determined to be appropriate on the basis of actual payment experience or other changes in circumstances.

     The Company has a 401(k) plan in which eligible employees may elect to contribute up to 20% of their earnings. Eligible employees are at least 21 years of age, have completed at least one year of service and work at least 1,000 hours in a year. The Company matched 25% of the employee’s first 6% of contributions until June 30, 2003, when the Company elected to end the match.

     Beginning January 1, 2005, the Company will reinstate the match program. The 2005 Company match program will match 25% of the eligible employee’s first 6% of contributions.

     Beginning in April 2000 and ending January 1, 2005, the Company offered a deferred compensation plan to certain key employees designated by the Company. The plan allowed for the deferral and investment of current compensation on a pre-tax basis. The Company accrued $332,689 and $247,923 related to this plan at December 31, 2004 and 2003, respectively.

     Beginning in January 2002 and ending January 1, 2005, the Company offered a 401(k) supplemental plan that allowed its highly compensated employees the ability to receive the full 25% employer match on the first 6% of contributions (through June 30, 2003 when the Company elected to end the match) that were not available to them under the Company’s 401(k) plan. The plan allows for the deferral and investment of current compensation on a pre-tax basis. The Company accrued approximately $784,723 and $738,326 related to this plan at December 31, 2004 and 2003, respectively.

14. Related Party Transactions

     In July 2001, Boards, Inc. (Boards) began to open Hollywood Video stores as a licensee of the Company pursuant to rights granted by the Company and approved by the Board of Directors in connection with Mark J. Wattles’ employment agreement in January 2001. These stores are operated by Boards and are not included in the 2,006 stores operated by the Company. Mark Wattles, the Company’s founder and former Chief Executive Officer, is the majority owner of Boards. Under the license arrangement, Boards pays the Company an initial license fee of $25,000 per store, a royalty of 2.0% of revenue and also purchases products and services from the Company at the Company’s cost. Boards is in compliance with the 30 day payment terms under the arrangement. The outstanding balance of $1.4 million due the Company is related to current activity. As of December 31, 2004, Boards operated 20 stores.

     The following table reconciles the net receivable balance due from Boards, Inc. (in thousands):

	Twelve Months
	Ended
	December 31,
	2004	2003
Beginning Receivable Balance	$1,509	$631

License fee	25	275
(2%)Royalty Fees	579	376
Products & Services	11,780	10,380

Expenses	12,384	11,031
Payments	(12,532)	(10,153)

Ending Receivable Balance	$1,361	$1,509

15. Long-term Obligations and Liquidity

     The Company had the following long-term obligations as of December 31, 2004 and 2003 (in thousands):

	December 31,
	2004	2003
Borrowings under credit facilities	$125,000	$145,000
Senior subordinated notes due 2011(1)	225,000	225,000
Obligations under capital leases	1,256	1,316

	351,256	371,316
Current portions:
Capital leases	555	647

	555	647

Total long-term obligations net of current portion	$350,701	$370,669

(1)	Coupon payments at 9.625% are due semi-annually in March and September.

     On December 18, 2002, the Company completed the sale of $225 million 9.625% senior subordinated notes due 2011. The Company delivered the net proceeds to an indenture trustee to redeem $203.9 million of the $250 million 10.625% senior subordinated notes due 2004 including accrued interest and the required call premium. At December 31, 2002, the trustee was holding $218.5 million and the Company continued to carry the $250 million 10.625% senior subordinated notes on its balance sheet. On January 17, 2003, the redemption of $203.9 million of the notes was completed.

     The senior subordinated notes due 2011 are redeemable, at the option of the Company, beginning in March 15, 2007, at rates starting at 104.8% of principal amount reduced annually through March 15, 2009, at which time they become redeemable at 100% of the principal amount. The terms of the notes may restrict, among other things, payment of dividends and other distributions, investments, the repurchase of capital stock or subordinated indebtedness, the making of certain other restricted payments, the incurrence of additional indebtedness or liens by the Company or any of the company’s subsidiaries, and certain mergers, consolidations and disposition of assets. Additionally, if a change of control occurs, as defined, each holder of the notes will have the right to require the Company to repurchase such holder’s notes at 101% of principal amount thereof. Blockbuster, Inc. has commenced unsolicited tender offers for all of the company’s outstanding shares of common stock and for all of the company’s outstanding 9.625% Senior Subordinated Notes due 2011.

     Blockbuster has also made filings under federal antitrust laws seeking clearance for a possible acquisition of Hollywood. The Company’s board of directors has recommended to shareholders that they not tender their shares of common stock to Blockbuster, based in large part on the uncertainty of completing a transaction with Blockbuster. The board has taken no position with respect to the tender of outstanding senior subordinated notes. The Company’s board may change the company’s views depending on whether or not Blockbuster is cleared by federal agencies to acquire Hollywood and if so on what conditions. In addition to antitrust clearance, Blockbuster’s tender offers are subject to a number of other contingencies, including the tender of at least a majority of Hollywood’s shares, and they may not be completed.

     On January 16, 2003, the Company completed the closing of new senior secured credit facilities from a syndicate of lenders led by UBS Warburg LLC. The new facilities consist of a $200.0 million term loan facility and a $50.0 million revolving credit facility, each maturing in 2008. The Company used the net proceeds from the transaction to repay amounts outstanding under the Company’s existing credit facilities which were due in 2004, redeem the remaining $46.1 million outstanding principal amount of the Company’s 10.625% senior subordinated notes due 2004 and for general corporate purposes. The Company completed the redemption of the 10.625% senior subordinated notes on February 18, 2003. The Company has prepaid $75 million of the term loan facility principal payments due through 2006, including a $20 million payment made on January 5, 2004.

     Revolving credit loans under the new facility bear interest, at the Company’s option, at an applicable margin over the bank’s base rate loan or the LIBOR rate. The initial margin over LIBOR was 3.5% for the term loan facility and will step down if certain performance targets are met. The credit facility contains financial covenants (determined in each case on the basis of the definitions and other provisions set forth in such credit agreement), some of which may become more restrictive over time, that include a (1) maximum debt to adjusted EBITDA test, (2) minimum interest coverage test, and (3) minimum fixed charge coverage test. Amounts outstanding under the credit agreement are collateralized by substantially all of the assets of the Company. Hollywood Management Company, and any future subsidiaries of Hollywood Entertainment Corporation, are guarantors under the credit agreement.

     As of December 31, 2004 and 2003, the Company was in violation of certain covenants restricting our investments in cash equivalents and marketable securities under our credit facility and our indenture for senior subordinated notes because it invested in rated marketable securities with maturities beyond those allowed. The lenders under its credit facility have waived the default through March 31, 2005; if the Company corrects the violation by that time, it will not need a waiver from holders of its senior subordinated notes. The Company expects to correct the violation and be in compliance with its credit facility and indenture covenants by transferring its investments to instruments authorized in the debt covenants by March 31, 2005.

     Maturities on long-term obligations at December 31, 2004 for the next five years is as follows (in thousands):

			Capital
			Leases
Year Ending	Subordinated	Credit	&
December, 31	Notes	Facility	Other	Total
2005	—	—	555	555
2006	—	—	612	612
2007	—	20,000	89	20,089
2008	—	105,000	—	105,000
2009	—	—	—	—
Thereafter	225,000	—	—	225,000

	$225,000	$125,000	$1,256	$351,256

     Interest income was $1.4 million, $0.8 million, and $0.5 million for the years ended December 31, 2004, 2003, and 2002, respectively. Total interest cost incurred was $31.6 million, $36.5 million, and $42.6 million for the years ended December 31, 2004, 2003, and 2002, respectively, while interest capitalized was $0.2 million, $0.2 million, and $0.1 million, for the years ended December 31, 2004, 2003, and 2002, respectively.

     The fair value of the 9.625% senior subordinated notes due 2011 was $240.8 million and $243.6 million as of December 31, 2004 and 2003, respectively, based on quoted market prices. The revolving credit facility is a variable rate loan, and thus, the fair value approximates the carrying amount as of December 31, 2004 and 2003.

     As of December 31, 2004 the Company had $15.7 million of outstanding letters of credit issued upon the revolving credit facility.

16. Off Balance Sheet Arrangements

     The Company leases all of its stores, corporate offices, distribution centers and zone offices under non-cancelable operating leases. The Company’s stores generally have an initial operating lease term of five to fifteen years and most have options to renew for between five and fifteen additional years. Restated rent expense was $251.9 million, $232.9 million and $221.4 million for the years ended December 31, 2004, 2003, and 2002, respectively. Most operating leases require payment of additional occupancy costs, including property taxes, utilities, common area maintenance and insurance. These additional occupancy costs were $49.9 million, $46.2 million and $42.1 million for the years ended December 31, 2004, 2003, and 2002, respectively.

     At December 31, 2004, the future minimum annual rental commitments under non-cancelable operating leases were as follows (in thousands):

Year Ending	Operating
December 31,	Leases
2005	$258,703
2006	240,881
2007	207,383
2008	168,011
2009	135,709
Thereafter	324,641

     Total sublease income was $4.9 million, $5.4 million, and $6.2 million for the years ended December 31, 2004, 2003, and 2002, respectively.

     At December 31, 2004, the future minimum annual sublease income under operating subleases were as follows (in thousands):

Year Ending	Sublease
December 31,	Income
2005	$2,402
2006	2,237
2007	1,737
2008	1,124
2009	722
Thereafter	1,036

17. Income Taxes

     The provision for (benefit from) income taxes from continuing operations for the years ended December 31, 2004, 2003 and 2002 consists of (in thousands):

		2003	2002
	2004	(Restated)	(Restated)
Current:
Federal	$2,855	$2,265	$(3,507)
State	1,512	1,018	2,107

Total current provision (benefit)	4,367	3,283	(1,400)
Deferred:
Federal	36,537	40,952	(95,938)
State	4,303	9,927	(18,381)

Total deferred provision (benefit)	40,840	50,879	(114,272)

Total provision (benefit)	$45,207	$54,162	$(115,719)

     The Company is subject to minimum state taxes in excess of statutory state income taxes in many of the states in which it operates. These taxes are included in the current provision for state and local income taxes. The difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to income from continuing operations before income taxes for the three years ended December 31 is analyzed below:

		2003	2002
	2004	(Restated)	(Restated)
Statutory federal rate provision	35.0%	35.0%	34.0%
State income taxes, net of federal income tax benefit	3.3	5.3	4.0
Net non-deductible expense	0.5	0.4	0.4
Federal credits & adjustment	(1.1)	1.4	(0.7)
Decrease in valuation allowance	—	—	(118.0)
Change in Deferred Tax Rate	—	(2.9)	—
Other, net	1.1	1.1	—

	38.8%	40.3%	(80.3%)

     Deferred income taxes reflect the impact of “temporary differences” between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities from continuing operations at December 31 are as follows (in thousands):

		2003
	2004	(Restated)
Deferred tax assets:
Tax loss carryforward	$107,507	$117,953
Deferred rent	39,355	38,518
Accrued liabilities and reserves	12,559	11,300
Tax credit carryforward	10,089	6,820
Restructure charges	5,335	2,604
Inventory valuation	18,444	23,957
Amortization	(2,720)	1,474

Total deferred tax assets	190,569	202,626
Deferred tax liabilities:
Depreciation and amortization	(99,592)	(76,541)
Capitalized and financing leases	(2,997)	(3,487)

Total deferred tax liabilities	(102,589)	(80,028)

Net deferred tax asset	$87,980	$122,598

     As of December 31, 2004, the Company had approximately $274.4 million of federal net operating loss carryforwards available to reduce future taxable income. The carryforward periods expire in years 2019 through 2023. The Company has federal Alternative Minimum Tax (AMT) credit carryforwards of $4.9 million which are available to reduce future regular taxes in excess of AMT. These credits have no expiration date. The Company has federal and state tax credit carryforwards of $5.2 million which are available to reduce future taxes. The carryforward periods expire in years 2012 through 2024, or have no expiration date.

     In the fourth quarter of 2000, in light of significant doubt that existed regarding the Company’s future income and therefore the Company’s ability to use its net operating loss carryforwards, the Company recorded a $229.8 million valuation allowance against our $229.8 million net deferred tax asset. In 2002 and 2001, as a result of our operating performance for each year, as well as anticipated future operating performance, the Company determined that it was more likely than not that future tax benefits would be realized. Consequently, the Company benefited by the reversal of $165.5 million and $64.3 million of the valuation allowance in 2002 and 2001, respectively.

     Federal tax laws impose restrictions on the utilization of net operating loss carryforwards and tax credit carryforwards in the event of an “ownership change,” as defined by the Internal Revenue Code. Such ownership changes occurred in October 2000 and December 2001 as a result of significant changes in stock ownership. The Company’s ability to utilize its net operating loss carryforwards and tax credit carryforwards is subject to restrictions pursuant to these provisions. Utilization of the federal net operating loss and tax credits will be limited annually and any unused limitation in a given year may be carried forward to the next year. The annual limitation on utilization of the net operating loss carryforwards ranges between $52.4 million and $209.5 million and varies due to the fact that there were two ownership changes. The Company believes it is more likely than not that it will fully realize all net operating loss carryforwards and tax credit carryforwards and therefore a valuation reserve is not necessary at December 31, 2004 and December 31, 2003.

     The Company realized a tax benefit in the amount of $6.2 million and $8.1 million in 2004 and 2003, respectively, as a result of the exercise of employee stock options. For financial reporting purposes, the impact of this tax benefit is credited directly to shareholders’ equity.

18. Shareholders’ Equity

Preferred Stock

     At December 31, 2004, the Company was authorized to issue 25,000,000 shares of preferred stock in one or more series. With the exception of 3,119,737 shares which have been designated as “Series A Redeemable Preferred Stock” but have not been issued, the Board of Directors has authority to designate the preferences, special rights, limitations or restrictions of such shares.

Common Stock

     During the first quarter of 2004, the Company repurchased a total of 295,139 shares of its common stock for an aggregate purchase price of $3.7 million.

     During the third and fourth quarters of 2003, the Company repurchased a total of 1,746,173 shares of its common stock for an aggregate purchase price of $26.3 million.

     On March 11, 2002, the Company completed a public offering of 8,050,000 shares of its common stock.

19. Stock Option Plans

     In general, the Company’s stock option plans provide for the granting of options to purchase Company shares at a fixed price. It has been the Company’s Board of Directors general policy to set the price at the market price of such shares as of the option grant date. The options generally have a nine year term and become exercisable on a pro rata basis over the first three years or at such other periods as determined by the Board. The Company adopted stock option plans in 1993, 1997 and 2001 providing for the granting of non-qualified stock options, stock appreciation rights, bonus rights and other incentive grants to employees up to an aggregate of 21,000,000 shares of common stock. The Company granted non-qualified stock options pursuant to the 1993, 1997 and 2001 Plans totaling 86,000, 1,485,667, and 3,311,368 in 2004, 2003 and 2002, respectively. The Company cancelled 0.8 million, 1.3 million, and 2.2 million of stock options in 2004, 2003 and 2002, respectively.

     The Company has elected to follow APB Opinion 25; “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized upon the date of grant. Pro forma information regarding net income per share is required by SFAS No. 123, “Accounting for Stock-Based Compensation”, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using Black-Scholes option pricing model with the following weighted-average assumptions for 2004, 2003 and 2002:

	2004	2003	2002
Risk free interest rate	2.44%	2.33%	2.17%
Expected dividend yield	0%	0%	0%
Expected lives	5 years	5 years	4 years
Expected volatility	93.7%	96.9%	108%

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the Company’s opinion, the existing available models do not necessarily provide a reliable single measure of the fair value of the Company’s employee stock options.

     Using the Black-Scholes option valuation model, the weighted average grant date value of options granted during 2004, 2003 and 2002 was $8.17, $10.70, and $10.03 per share subject to the option, respectively.

     For the purpose of pro forma disclosures, the estimated fair value of the options is amortized over the option’s vesting period. The Company’s pro forma information is as follows (in thousands, except per share amounts):

	Year Ended December 31,
		2003	2002
	2004	(Restated)	(Restated)
Net income as reported	$71,288	$80,070	$259,745
Add: Stock-based compensation expense included in reported net income, net of tax	81	337	596
Deduct: Total stock- based employee compensation expense under fair value based method for all awards, net of tax	(4,782)	(8,257)	(7,941)

Pro forma net income	$66,587	$72,150	$252,400

Earnings per Share:
Basic — as reported	$1.18	$1.32	$4.54
Basic — pro forma	1.10	1.19	4.41
Diluted — as reported	1.14	1.25	4.16
Diluted — pro forma	1.08	1.16	4.16

     A summary of the Company’s stock option activity and related information for 2004, 2003 and 2002 is as follows (in thousands, except per share amounts):

		Weighted
		Average
		Exercise
	Shares	Price
Outstanding as December 31, 2001	12,354	$3.52
Granted	3,311	13.47
Exercised	(2,318)	2.39
Cancelled	(2,199)	7.32

Outstanding as December 31, 2002	11,148	5.96
Granted	1,486	14.73
Exercised	(1,616)	2.96
Cancelled	(1,287)	8.35

Outstanding as December 31, 2003	9,731	7.48
Granted	86	11.31
Exercised	(1,599)	1.86
Cancelled	(786)	13.67

Outstanding as December 31, 2004	7,432	$8.08

     A summary of options outstanding and exercisable at December 31, 2004 is as follows (in thousands, except per share amounts):

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of		Life (in	Exercise		Exercise
Exercise Prices	Options	years)	Price	Options	Price
$1.000 — $1.090	3,367	5.24	$1.09	3,367	$1.09
1.094 — 12.000	1,514	5.98	10.68	257	4.94
12.020 — 16.310	1,400	6.49	13.76	435	14.08
16.340 — 20.320	1,151	4.39	18.23	803	18.43

	7,432	5.50	$8.08	4,862	$5.35

     In the first quarter of 2000, the Company granted stock options to approximately fifty key employees. The grants were for the same number of shares issued to these employees prior to January 1, 2000. In the third quarter of 2000, the Company cancelled the stock options that were issued prior to January 1, 2000 for the fifty employees. The grant and cancellation of the same number of options for these employees resulted in variable accounting treatment for the related options for 850,000 shares of the Company’s common stock. Variable accounting treatment resulted in unpredictable stock-based compensation impacted by fluctuations in quoted prices for the Company’s common stock. In 2002, the variable options were canceled and the Company reversed expense that was recognized in 2001 on the canceled options. As a result, the Company reversed compensation expense in 2002 of $2.6 million relating to the variable stock options.

     The Company recorded compensation expense related to certain stock options issued below the fair market value of the related stock in the amount of $0.1 million, $0.6 million and $1.0 million for the year ended December 31, 2004, 2003 and 2002, respectively.

20. Earnings Per Share

     A reconciliation of the basic and diluted per share computations for 2004, 2003 and 2002 is as follows (in thousands, except per share data):

	2004
		Weighted
		Average	Per Share
	Income	Shares	Amount
Income per common share	$71,288	60,496	$1.18
Effect of dilutive securities:
Stock options	—	2,269	(.04)

Income per share assuming dilution	$71,288	62,765	$1.14

	2003
	(Restated)		(Restated)
		Weighted
		Average	Per Share
	Income	Shares	Amount
Income per common share	$80,070	60,439	$1.32
Effect of dilutive securities:
Stock options	—	3,723	(.07)

Income per share assuming dilution	$80,070	64,162	$1.25

	2002
	(Restated)		(Restated)
		Weighted
		Average	Per Share
	Income	Shares	Amount
Income per common share	$259,745	57,202	$4.54
Effect of dilutive securities:
Stock options	—	5,188	(0.38)

Income per share assuming dilution	$259,745	62,390	$4.16

     Antidilutive stock options excluded from the calculation of diluted income in 2004, 2003, and 2002 were 4.0 million, 1.3 million and 0.8 million, respectively.

21. Legal Contingencies

     On January 3, 2005, the Company received a letter from The Nasdaq Stock Market, Inc. indicating that its securities were subject to delisting from The Nasdaq National Market because it failed to comply with Marketplace Rules 4350(e) and 4350(g), which requires that the Company hold an annual shareholder meeting and distribute a proxy statement and solicit proxies for the meeting. The Company requested and received a hearing before a Nasdaq Listing Qualifications Panel to review the staff determination. On February 15, 2005, the Panel informed the Company that its securities would be delisted at the opening of business on February 17, 2005. The Company requested that the Panel reconsider its decision, which it did. The Panel has agreed to continue listing its securities under specified conditions, including that the Company holds an annual meeting on or before March 30, 2005. The Company has set a March 30, 2005 annual meeting date. If we are unable to hold a meeting on that date, our securities may be delisted and thus no longer eligible to trade on The Nasdaq National Market System, which may affect the liquidity of our securities and their trading price.

     The Company was named as a defendant in several purported class action lawsuits asserting various causes of action, including claims regarding its membership application and additional rental period charges. The Company has vigorously defended these actions and maintains that the terms of its additional rental charge policy are fair and legal. The Company has been successful in obtaining dismissal of three of the actions filed against it. A statewide class action entitled George Curtis v. Hollywood Entertainment Corp., dba Hollywood Video, Defendant, No. 01-2-36007-8 SEA was certified on June 14, 2002 in the Superior Court of King County, Washington. On May 20, 2003, a nationwide class action entitled George DeFrates v. Hollywood Entertainment Corporation, No. 02 L 707 was certified in the Circuit Court of St. Clair County, Twentieth Judicial Circuit, State of Illinois. The Company reached a nationwide settlement with the plaintiffs. This settlement encompasses all of the legal claims asserted in each of the related actions. Preliminary approval of settlement was granted on August 10, 2004. The Company has agreed to pay plaintiffs’ legal counsel $2.675 million and to give class members a rent-one-get-one coupons on a claims made basis with a guaranteed total redemption of $9 million along with other remedial relief. A hearing to obtain final court approval of the settlement is set for June 24, 2005. Notice began on October 10, 2004 and will last for six months. Coupons will likely be distributed to the class beginning in the fall of 2005 and payment will be made to plaintiffs’ legal counsel following final court approval in June 2005. The Company believes it has provided adequate reserves in connection with these lawsuits.

     The Company and the members of its board are defendants in several lawsuits pending in Clackamas County, Oregon (and one in Multnomah County, Oregon). The lawsuits assert breaches of duties associated with the merger agreement executed with a subsidiary of Leonard Green & Partners, L.P. With the termination of the Leonard Green transaction, the Company is uncertain as to whether these cases will proceed and if so, in what form. The Company and the members of its board have also been named as defendants in a separate lawsuit, JDL Partners, L.P. v. Mark J. Wattles et al., filed in Clackamas County, Oregon Circuit Court. This lawsuit, filed before the Company’s announcement of the merger agreement with Movie Gallery, alleges breaches of fiduciary duties related to a recent bid by Blockbuster for the Company as well as breaches related to a loan to Mr. Wattles that the Company forgave in December 2000. A motion is pending in Clackamas County to consolidate this lawsuit with the previously filed actions. It is not clear how the Merger Agreement with Movie Gallery will affect the pending litigation and there is no assurance that a settlement will be effected or that current reserves for this litigation will be adequate.

     The Company was named as a defendant in three actions asserting wage and hour claims in California. The plaintiffs sought to certify a statewide class action alleging that certain California employees were denied meal and rest periods. There were several additional related claims for unpaid overtime, unpaid off the clock work, and penalties for late payment of wages and record keeping violations. Mediation took place on September 9, 2004 and the parties reached a settlement of all claims alleged in each of the actions. Pursuant to the settlement, two of the actions were dismissed and all claims asserted by plaintiffs were alleged in a single action. The Company received preliminary approval of the settlement on January 10, 2005. Notice was sent directly to class members on February 4, 2005. Final approval is scheduled for hearing on April 21, 2005. The Company believes it has provided adequate reserves in connection with these lawsuits.

     In addition, the Company has been named to various other claims, disputes, legal actions and other proceedings involving contracts, employment and various other matters. The Company believes it has provided adequate reserves for contingencies and that the outcome of these matters should not have a material adverse effect on its consolidated results of operations, financial condition or liquidity. As of December 31, 2004 and 2003, the legal contingencies reserve was $13.3 million and $6.8 million, respectively.

22. Segment Reporting

     The Company’s management regularly evaluates the performance of two segments, Hollywood Video and Game Crazy, in its assessment of performance and in deciding how to allocate resources. Hollywood Video represents the Company’s 2,006 video stores excluding the operations of Game Crazy. Game Crazy represents 715 in-store departments and free-standing stores that allows game enthusiasts to buy, sell, and trade used and new video game hardware, software and accessories. The Company measures segment profit as operating income (loss), which is defined as income (loss) before interest expense and income taxes. Information on segments and reconciliation to operating income (loss) are as follows (in thousands):

	Year Ended December 31, 2004
	Hollywood	Game
	Video	Crazy	Total
Revenues	$1,495,830	$286,534	$1,782,364
Depreciation	53,259	6,712	59,971
Impairment of Assets	16,174	2,008	18,182
Income (loss) from operations	168,040	(21,552)	146,488
Goodwill	69,050	415	69,465
Total assets	1,000,495	119,032	1,119,527
Purchases of property and equipment	50,704	8,870	59,574

	Year Ended December 31, 2003
	(Restated)
	Hollywood	Game
	Video	Crazy	Total
Revenues	$1,502,416	$180,132	$1,682,548
Depreciation	57,077	4,052	61,129
Income (loss) from operations	206,891	(24,685)	182,206
Goodwill	67,991	415	68,406
Total assets	905,773	100,282	1,006,055
Purchases of property and equipment	61,760	27,321	89,081

     Game Crazy’s loss from operations included an overhead allocation for information support services, treasury and accounting functions, and other general and administrative services. Game Crazy revenue for 2002 was $56.7 million. Information regarding Game Crazy’s results of operations, total assets and purchases of property and equipment as reported above for 2004 and 2003 is not available for prior periods before 2003 due to Game Crazy’s smaller scale when costs were not segregated and captured.

23. Consolidating Financial Statements

     Hollywood Entertainment Corporation (HEC) had only one wholly owned subsidiary as of December 31, 2004, Hollywood Management Company (HMC). HMC is a guarantor of certain indebtedness of HEC, including the obligations under the new credit facilities and the 9.625% senior subordinated notes due 2011. Prior to June 2000, HEC had a wholly owned subsidiary, Reel.com (Reel),that was merged with and into HEC in June 2000. The consolidating condensed financial statements below present the results of operations and financial position of the subsidiaries of the Company.

Consolidating Condensed Balance Sheet

	December 31, 2004
	HEC	HMC	Eliminations	Consolidated
	(in thousands)
ASSETS
Cash and cash equivalents	$2,346	$43,814	$—	$46,160
Marketable Securities	—	147,600	—	147,600
Accounts receivable, net	27,119	469,279	(458,476)	37,922
Merchandise inventories	148,154	—	—	148,154
Prepaid expenses and other current assets	6,703	16,132	—	22,835
Total current assets	184,322	676,825	(458,476)	402,671
Rental inventory, net	289,144	—	—	289,144
Property & equipment, net	205,286	22,538	—	227,824
Goodwill, net	69,465	—	—	69,465
Deferred income tax asset	87,980	—	—	87,980
Prepaid Rent	27,194	—	—	27,194
Other assets, net	410,641	7,907	(403,299)	15,249
Total assets	$1,274,032	$707,270	$(861,775)	$1,119,527
LIABILITIES & SHAREHOLDERS’ EQUITY (DEFICIT)
Current maturities of long-term obligations	$555	$—	$—	$555
Financing Obligations	15,581	—	—	15,581
Accounts payable	458,476	174,427	(458,476)	174,427
Accrued expenses	30,672	119,764	—	150,436
Accrued interest	69	6,376	—	6,445
Income taxes payable	—	3,404	—	3,404
Total current liabilities	505,353	303,971	(458,476)	350,848
Long-term obligations, less current portion	350,701	—	—	350,701
Other liabilities	44,346	—	—	44,346
Total liabilities	900,400	303,971	(458,476)	745,895

	December 31, 2004
	HEC	HMC	Eliminations	Consolidated
	(in thousands)
Common stock	494,246	4,008	(4,008)	494,246
Unearned compensation	—	—	—	—
Retained earnings (accumulated deficit)	(120,614)	399,291	(399,291)	(120,614)
Total shareholders’ equity equity (deficit)	373,632	403,299	(403,299)	373,632
Total liabilities and shareholders equity (deficit)	$1,274,032	$707,270	$(861,775)	$1,119,527

Consolidating Condensed Balance Sheet

	December 31, 2003 Restated
	HEC	HMC	Eliminations	Consolidated
	(in thousands)
ASSETS
Cash and cash equivalents	$2,259	$45,798	$—	$48,057
Marketable Securities	—	26,076	—	26,076
Accounts receivable, net	24,796	489,188	(479,997)	33,987
Merchandise inventories	129,864	—	—	129,864
Prepaid expenses and other current assets	10,041	3,192	—	13,233
Total current assets	166,960	564,254	(479,997)	251,217
Rental inventory, net	268,748	—	—	268,748
Property & equipment, net	219,812	23,601	—	243,413
Goodwill, net	68,406	—	—	68,406
Deferred income tax asset	122,598	—	—	122,598
Prepaid Rent	34,019	—	—	34,019
Other assets, net	344,212	7,193	(333,751)	17,654
Total assets	$1,224,755	$595,048	$(813,748)	$1,006,055
LIABILITIES & SHAREHOLDERS’ EQUITY (DEFICIT)
Current maturities of long-term obligations	$647	$—	$—	$647
Financing Obligations	3,245	—	—	3,245
Accounts payable	479,997	159,586	(479,997)	159,586
Accrued expenses	22,907	94,960	—	117,867
Accrued interest	22	6,467	—	6,489
Income taxes payable	—	284	—	284
Total current liabilities	506,818	261,297	(479,997)	288,118
Long-term obligations, less current portion	370,669	—	—	370,669
Other liabilities	50,056	—	—	50,056
Total liabilities	927,543	261,297	(479,997)	708,843
Common stock	489,247	4,008	(4,008)	489,247
Unearned compensation	(133)	—	—	(133)
Retained earnings (accumulated deficit)	(191,902)	329,743	(329,743)	(191,902)
Total shareholders’ equity equity (deficit)	297,212	333,751	(333,751)	297,212
Total liabilities and shareholders equity (deficit)	$1,224,755	$595,048	$(813,748)	$1,006,055

Consolidating Condensed Statement of Operations

	Twelve months ended December 31, 2004
	HEC	HMC	Eliminations	Consolidated
	(in thousands)
Revenue	$1,785,239	$169,317	$(172,192)	$1,782,364
Cost of revenue	716,662	—	—	716,662
Gross profit	1,068,577	169,317	(172,192)	1,065,702
Operating costs & expenses:
Operating and selling	767,882	25,435	—	793,317
General & administrative	231,281	64,857	(172,192)	123,946
Store opening expenses	2,141	—	—	2,141
Restructuring charges:
Closure of Internet business	—	—	—	—
Store closures	(190)	—	—	(190)
Income from operations	67,463	79,025	—	146,488
Interest income	—	35,552	(34,126)	1,426
Interest expense	(65,545)	—	34,126	(31,419)
Early debt retirement	—	—	—	—
Equity earnings in Subsidiary	69,748	—	(69,748)	—
Income before income taxes	71,666	114,577	(69,748)	116,495
(Provision for) income taxes	(378)	(44,829)	—	(45,207)
Net income	$71,288	$69,748	$(69,748)	$71,288

Consolidating Condensed Statement of Operations

	Twelve months ended December 31, 2003 Restated
	HEC	HMC	Eliminations	Consolidated
	(in thousands)
Revenue	$1,685,424	$151,186	$(154,062)	$1,682,548
Cost of revenue	664,632	—	—	664,632
Gross profit	1,020,792	151,186	(154,062)	1,017,916
Operating costs & expenses:
Operating and selling	703,365	23,659	—	727,024
General & administrative	211,914	48,172	(154,062)	106,024
Store opening expenses	4,768	—	—	4,768
Restructuring charges:
Closure of Internet business	—	—	—	—
Store closures	(2,106)	—	—	(2,106)
Income from operations	102,851	79,355	—	182,206
Interest income	—	38,818	(38,059)	759
Interest expense	(74,325)	—	38,059	(36,266)
Early debt retirement	(12,467)	—	—	(12,467)
Equity earnings in subsidiary	70,734	—	(70,734)	—
Income before income taxes	86,793	118,173	(70,734)	134,232
(Provision for) income taxes	(6,723)	(47,439)	—	(54,162)
Net income	$80,070	$70,734	$(70,734)	$80,070

Consolidating Condensed Statement of Operations

	Twelve months ended December 31, 2002 Restated
	HEC	HMC	Eliminations	Consolidated
	(in thousands)
Revenue	$1,492,941	$156,057	$(158,932)	$1,490,066
Cost of revenue	573,529	—	—	573,529
Gross profit	919,412	156,057	(158,932)	916,537
Operating costs & expenses:
Operating and selling	637,449	10,034	—	647,483
General & administrative	199,254	49,280	(158,932)	89,602
Store opening expenses	3,093	—	—	3,093
Restructuring charges:
Closure of Internet business	(12,430)	—	—	(12,430)
Store closures	(828)	—	—	(828)
Income from operations	92,874	96,743	—	189,617
Interest income	—	31,619	(31,125)	494
Interest expense	(73,676)	—	31,125	(42,551)
Early debt retirement	(3,534)	—		(3,534)
Equity earnings in subsidiary	79,894	—	(79,894)	—
Income before income taxes	95,558	128,362	(79,894)	144,026
(Provision for) income taxes	164,187	(48,468)	—	115,719
Net income	$259,745	$79,894	($79,894)	$259,745

Consolidating Condensed Statement of Cash Flows

	Twelve months ended December 31, 2004
	HEC	HMC	Elimination	Consolidated
	(unaudited, in thousands)
OPERATING ACTIVITIES:
Net income	$71,288	$69,548	$(69,548)	$71,288
Equity Earnings in subsidiary	(69,548)	—	69,548	—
Adjustments to reconcile net income to cash provided by operating activities:
Write-off of deferred financing costs	—	—	—	—
Amortization of Rental	186,847	—	—	186,847
Product Depreciation & amortization	53,836	6,135	—	59,971
Amortization of Prepaid Rent	8,654	—	—	8,654
Impairment of Long Lived Assets	18,182	—	—	18,182
Amortization of Deferred Financing Costs	2,937	—	—	2,937
Tax benefit from exercise of stock options	6,245	—	—	6,245
Change in deferred tax asset	34,618	—	—	34,618
Change in deferred rent	(5,709)	—	—	(5,709)
Non cash stock compensation	133	—	—	133
Net change in operating assets & liabilities	(31,940)	49,499	—	17,559
Cash provided by (used in) Operating activities	275,543	125,182	—	400,725
INVESTING ACTIVITIES:
Purchases of rental inventory, net	(207,243)	—	—	(207,243)
Purchase of property & equipment, net	(54,500)	(5,074)	—	(59,574)
Increase in intangibles & other assets	(4,741)	(569)	—	(5,310)
Purchases of Marketable Securities	—	(390,685)	—	(390,685)
Sale of Marketable Securities	—	269,161	—	269,161
Cash used in investing activities	(266,484)	(127,167)	—	(393,651)
FINANCING ACTIVITIES:
Repayments of capital lease obligations	(590)	—	—	(590)
Repurchase of Common Stock	(3,665)	—	—	(3,665)
Proceeds from exercise of stock options	2,419	—	—	2,419
Decrease in Credit Facility	(20,000)	—	—	(20,000)
Debt financing costs	—	—	—	—
Proceeds from Capital lease Obligations	529	—	—	529
Increase/Decrease in Financing Obligations	12,336	—	—	12,336
Cash used in financing activities	(8,971)	—	—	(8,971)
Increase in cash and cash equivalents	88	(1,985)	—	(1,897)
Cash and cash equivalents at beginning of year	2,259	45,798	—	48,057
Cash and cash equivalents at the end of the third quarter	$2,347	$43,813	$—	$46,160

Consolidating Condensed Statement of Cash Flows

	Twelve months ended December 31, 2003 Restated
	HEC	HMC	Elimination	Consolidated
	(unaudited, in thousands)
OPERATING ACTIVITIES:
Net income	$80,070	$70,733	$(70,733)	$80,070
Equity Earnings in subsidiary	(70,733)	—	70,733	—
Adjustments to reconcile net income to cash provided by operating activities:
Write-off of deferred financing costs	—	—	—	—
Depreciation & amortization	284,296	7,472	—	291,768
Tax benefit from exercise of stock options	8,053	—	—	8,053
Change in deferred rent	(6,612)	—	—	(6,612)
Change in deferred income taxes	42,826	—	—	42,826
Non cash stock compensation	564	—	—	564
Net change in operating assets & liabilities	218,698	(243,912)	—	(25,214)
Cash provided by (used in) Operating activities	557,162	(165,707)	—	391,455
INVESTING ACTIVITIES:
Purchases of rental inventory, net	(220,364)	—	—	(220,364)
Purchase of property & equipment, net	(77,867)	(11,214)	—	(89,081)
Purchase of Marketable Securities	—	(211,283)	—	(211,283)
Sale of Marketable Securities	—	185,207	—	185,207
Increase in intangibles & other assets	(6,454)	(838)	—	(7,292)
Refinancing proceeds	—	218,531	—	218,531
Cash used in investing activities	(304,685)	180,403	—	(124,282)
FINANCING ACTIVITIES:
Repayment of subordinated debt	(250,000)	—	—	(250,000)
Repayments of capital lease obligations	(8,869)	—	—	(8,869)
Repurchase of common stock	(26,275)	—	—	(26,275)
Proceeds from exercise of stock options	4,066	—	—	4,066
Decrease in revolving loans, net	30,047	—	—	30,047
Decrease in financing obligations	(1,230)	—	—	(1,230)
Cash provided by financing activities	(252,261)	—	—	(252,261)
Increase in cash and cash equivalents	216	14,696	—	14,912
Cash and cash equivalents at beginning of year	2,045	31,100	—	33,145
Cash and cash equivalents at end of year	$2,259	$45,798	$—	$48,057

Consolidating Condensed Statement of Cash Flows

	Twelve months ended December 31, 2002 Restated
	HEC	HMC	Elimination	Consolidated
	(unaudited, in thousands)
OPERATING ACTIVITIES:
Net income	$259,745	$79,894	$(79,894)	$259,745
Equity Earnings in subsidiary	(79,894)	—	79,894	—
Adjustments to reconcile net income to cash provided by operating activities:
Extraordinary loss on extinguishment of debt	2,226	—	—	2,226
Depreciation & amortization	282,635	5,528	—	288,163
Tax benefit from exercise of stock options	12,814	—	—	12,814
Change in deferred rent	(7,297)	—	—	(7,297)
Change in deferred income taxes	(127,027)	—	—	(127,027)
Non cash stock compensation	(1,633)	—	—	(1,633)
Net change in operating assets & liabilities	(201,561)	136,115	—	(65,446)
Cash provided by (used in) operating activities	140,008	221,537	—	361,545
INVESTING ACTIVITIES:
Purchases of rental inventory, net	(288,079)	—	—	(288,079)
Purchase of property & equipment, net	(30,948)	(7,928)	—	(38,876)
Increase in intangibles & other assets	(2,478)	(790)	—	(3,268)
Refinancing proceeds	—	(218,531)	—	(218,531)
Cash used in investing activities	(321,505)	(227,249)	—	(548,754)
FINANCING ACTIVITIES:
Proceeds from sale of common stock, net	113,073	—	—	113,073
Issuance of subordinated debt	225,000	—	—	225,000
Cash used in financing activities	(13,816)	—	—	(13,816)
Decrease in financing obligations	(2,851)	—	—	(2,851)
Proceeds from exercise of stock options	4,604	—	—	4,604
Decrease in revolving loans, net	(144,466)	—	—	(144,466)
Cash provided by financing activities	181,544	—	—	181,544
Increase in cash and cash equivalents	47	(5,712)	—	(5,665)
Cash and cash equivalents at beginning of year	1,999	36,811	—	38,810
Cash and cash equivalents at end of year	$2,046	$31,099	$—	$33,145

24. Quarterly Financial Data (Unaudited)

     Selected quarterly financial data is as follows (in thousands, except per share data):

	Quarter Ended
	March	June	September
2004 As Previously Reported
Total revenue	$442,791	$423,129	$410,554
Gross profit	270,526	258,220	256,792
Income from Operations	45,584	41,213	34,405
Net income	22,698	20,225	15,980
Net income per share:
Basic	0.38	0.33	0.26
Diluted	0.36	0.32	0.25

	Quarter Ended
	March	June	September	December
2004 As Restated
Total revenue	$442,791	$423,129	$410,554	$505,891
Gross profit	270,526	258,220	256,792	280,164
Income from Operations	46,851	40,658	33,729	25,249
Net income	23,471	19,887	15,568	12,363
Net income per share:
Basic	0.39	0.33	0.26	0.20
Diluted	0.38	0.32	0.25	0.20

	Quarter Ended
	March	June	September	December
2003 As Previously Reported
Total revenue	$417,592	$389,443	$401,958	$473,555
Gross profit	261,900	240,818	250,645	264,553
Income from operations	55,036	39,871	41,985	48,201
Net income	19,578	19,178	20,469	23,046
Net income per share:
Basic	0.33	0.32	0.34	0.38
Diluted	0.31	0.30	0.32	0.36

	Quarter Ended
	March	June	September	December
2003 As Restated
Total revenue	$417,592	$389,443	$401,958	$473,555
Gross profit	261,900	240,818	250,645	264,553
Income from operations	54,423	39,441	41,011	47,330
Net income	19,210	18,920	19,886	22,055
Net income per share:
Basic	0.32	0.31	0.33	0.37
Diluted	0.30	0.29	0.31	0.35

	Quarter Ended
	March	June	September	December
2002 As Previously Reported
Total revenue	$363,648	$345,261	$369,022	$412,135
Gross profit	223,009	216,810	228,425	248,293
Income from operations	40,935	51,818	41,984	54,590
Net income	26,443	41,456	31,945	142,001
Net income per share:
Basic	0.51	0.71	0.54	2.39
Diluted	0.46	0.64	0.50	2.21

	Quarter Ended
	March	June	September	December
2002 As Restated
Total revenue	$363,648	$345,261	$369,022	$412,135
Gross profit	223,009	216,810	228,425	248,293
Income from operations	42,078	52,733	42,038	52,768
Net income	27,129	42,005	31,977	158,634
Net income per share:
Basic	0.53	0.72	0.54	2.67
Diluted	0.47	0.65	0.50	2.47

Management’s Report on Internal Control Over Financial Reporting

     The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

     The management of the Company has assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. In making its assessment of internal control over financial reporting, management used the criteria described in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

     A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As of December 31, 2004, the Company did not maintain effective controls over the selection, application and monitoring of its accounting policies related to leasing transactions. Specifically, the Company’s controls over its selection, application and monitoring of its accounting policies related to the effect of lessee involvement in asset construction, lease incentives, rent holidays and leasehold amortization periods were ineffective to ensure that such transactions were accounted for in conformity with generally accepted accounting principles. This control deficiency resulted in the restatement of the Company’s annual and interim consolidated financial statements for 2003 and 2002 and for the first, second and third quarters of 2004 as well as an audit adjustment to the fourth quarter 2004 financial statements. Additionally, this control deficiency could result in a misstatement of prepaid rent, leasehold improvements, deferred rent, rent expense and depreciation expense that would result in a material misstatement to annual or interim financial statements that would not be prevented or detected. Accordingly, management determined that this control deficiency constitutes a material weakness. Because of this material weakness, we have concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, based on criteria in “Internal Control-Integrated Framework” issued by the COSO.

     Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

HOLLYWOOD ENTERTAINMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$203,919	$46,160
Marketable securities	—	147,600

Total cash, cash equivalents, and marketable securities	203,919	193,760
Receivables, net	35,630	37,922
Merchandise inventories	148,334	148,154
Prepaid expenses and other current assets	35,843	22,835

Total current assets	423,726	402,671

Rental inventory, net	297,578	289,144
Property and equipment, net	211,289	227,824
Goodwill	69,465	69,465
Deferred income tax asset, net	86,517	87,980
Prepaid rent	26,416	27,194
Other assets	15,229	15,249

	$1,130,220	$1,119,527

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term obligations	$554	$555
Current maturities of financing obligations	5,837	15,581
Accounts payable	165,053	174,427
Accrued expenses	136,018	150,436
Accrued interest	876	6,445
Income taxes payable	3,840	3,404

Total current liabilities	312,178	350,848
Long-term obligations, less current portion	350,546	350,701
Deferred Rent	43,052	44,346

	705,776	745,895

Commitments and contingencies (Note 10)
Shareholders’ equity:
Preferred stock, 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, 100,000,000 shares authorized; 64,450,291 and 60,970,105 shares issued and outstanding, respectively	517,008	494,246
Accumulated deficit	(92,564)	(120,614)

Total shareholders’ equity	424,444	373,632

	$1,130,220	$1,119,527

The accompanying notes are an integral part of this financial statement.

HOLLYWOOD ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004
		(Restated)

REVENUE:
Rental product revenue	$372,216	$359,517
Merchandise sales	103,811	83,274

	476,027	442,791

COST OF REVENUE:
Cost of rental product	111,694	108,934
Cost of merchandise	75,899	63,331

	187,593	172,265

GROSS PROFIT	288,434	270,526

Operating costs and expenses:
Operating and selling	199,299	191,233
General and administrative	36,612	32,116
Store opening expenses	319	326

	236,230	223,675

INCOME FROM OPERATIONS	52,204	46,851

Non-operating expense:
Interest expense, net	(6,594)	(7,754)

Income before income taxes	45,610	39,097
Provision for income taxes	(17,560)	(15,626)

NET INCOME	$28,050	$23,471

Net income per share:
Basic	$0.44	$0.39
Diluted	0.44	0.38
Weighted average shares outstanding:
Basic	63,061	59,647
Diluted	64,076	62,312

The accompanying notes are an integral part of this financial statement.

HOLLYWOOD ENTERTAINMENT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2005	2004 (Restated)

Operating activities:
Net income	$28,050	$23,471
Adjustments to reconcile net income to cash provided by operating activities:
Amortization of rental product	46,184	51,596
Depreciation	14,132	15,276
Amortization of prepaid rent	1,709	2,173
Amortization of deferred financing costs	221	888
Tax benefit from exercise of stock options	15,204	2,457
Change in deferred rent	(1,295)	(1,452)
Change in deferred taxes	1,463	11,726
Non-cash stock compensation	—	133
Net change in operating assets and liabilities:
Receivables	2,292	2,528
Merchandise inventories	(180)	10,145
Accounts payable	(9,373)	(36,542)
Accrued interest	(5,569)	(5,354)
Other current assets and liabilities	(26,250)	(119)

Cash provided by operating activities	66,588	76,926

Investing activities:
Purchases of rental inventory, net	(54,619)	(46,682)
Purchases of property and equipment, net	(7,223)	(10,884)
Acquisition of construction phase assets, net	9,627	(12,948)
Purchase of marketable securities	—	(67,432)
Sales of marketable securities	147,600	59,508
Increase in intangibles and other assets	(1,872)	(634)

Cash provided by (used in) investing activities	93,513	(79,072)

Financing activities:
Decrease in credit facilities	—	(20,000)
Debt financing costs	—	(114)
Repayments of capital lease obligations	(156)	(140)
Repurchase of common stock	—	(3,665)
Proceeds from capital lease obligation	—	233
Proceeds from exercise of stock options	7,558	829
Increase (decrease) in financing obligations	(9,744)	13,475

Cash used in financing activities	(2,342)	(9,382)

Increase (decrease) in cash and cash equivalents	157,759	(11,528)
Cash and cash equivalents at beginning of year	46,160	48,057

Cash and cash equivalents at end of first quarter	$203,919	$36,529

The accompanying notes are an integral part of this financial statement.

HOLLYWOOD ENTERTAINMENT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The unaudited Consolidated Financial Statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to those rules and regulations, although Hollywood Entertainment Corporation (the “Company”) believes that the disclosures made are adequate to make the information presented not misleading. The information furnished reflects all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary to provide a fair statement of the results for the interim periods presented. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission. Results of operations for interim periods may not necessarily be indicative of the results that may be expected for the full year or any other period.

(1) Accounting Policies

The Consolidated Financial Statements included herein have been prepared in accordance with the accounting policies described in Note 1 to audited Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

As of December 31, 2004, the Company reviewed its accounting practices with respect to store operating leases and concluded that it needed to correct certain technical errors in its accounting for leases and restate prior periods. See note 3 for a discussion of the accounting changes and their impact to the financial statements.

In addition to the restatement of prior year amounts noted above and discussed in Note 3, certain prior year amounts have been reclassified to conform to the presentation used for the current year. These classifications had no impact on previously reported net income or shareholders’ equity.

As of December 31, 2004, the Company reviewed its accounting practices with respect to balance sheet classification of auction rate securities. Auction rate securities are variable rate bonds tied to short-term interest rates with maturities on the face of the securities in excess of 90 days. Auction rate securities have interest rate resets through a modified Dutch auction, at predetermined short-term intervals, usually every 7, 28 or 35 days. They trade at par and are callable at par on any interest payment date at the option of the issuer. Interest paid during a given period is based upon the interest rate determined during the prior auction. Although these securities are issued and rated as long-term bonds, they are priced and traded as short-term instruments because of the liquidity provided through the interest rate reset. The Company had historically classified these instruments as cash equivalents if the period between interest rate resets was 90 days or less, which was based the ability to either liquidate the holdings or roll the investment over to the next reset period. Based upon our re-evaluation of the maturity dates associated with the underlying bonds, we have revised our classification of our auction rate securities, previously classified as cash equivalents, as marketable securities in accordance with FAS 95 as of March 31, 2004. We have classified these investments as available for sale investments and consider them to be current assets based on the availability of these assets to fund current operations. The purchase and sale of marketable securities are now displayed in the investing section of the cash flow statement.

The Company accounts for its stock option plans under the recognition and measurement principles of Accounting Principles Board opinion No. 25, “Accounting for Stock Issued to Employees, and related Interpretations.” Pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-Based Compensation” and Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure - an Amendment of SFAS 123.” The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 (in thousands, except per share amounts).

	Three Months Ended March 31,
	2005	2004
	(Restated)

Net income, as reported	$28,050	$23,471
Add: Stock-based compensation expense included in reported net income, net of tax	—	81
Deduct: Total stock-based employee compensation expense under fair value based method for all awards, net of tax	1,988	(1,681)

Pro forma net income	$30,038	$21,871

Earnings per Share:
Basic—as reported	$0.44	$0.39
Basic—pro forma	0.48	0.37
Diluted—as reported	0.44	0.38
Diluted—pro forma	0.47	0.36

In December 2004, the FASB issued Statements of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment,” which replaces SFAS 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after December 31, 2005. Pro forma disclosure is no longer an alternative. See above for the impact on net income. SFAS 123R is effective for the Company beginning January 1, 2006. The Company is in the process of evaluating the effect of SFAS 123R on the Company’s overall results of operations, financial position and cash flows as well as its method of adoption.

(2) Merger Agreement

On January 9, 2005 the Company signed a definitive merger agreement with Movie Gallery, Inc. and its wholly owned subsidiary, TG Holdings, Inc., which provides for the merger of TG Holdings into Hollywood, with Hollywood surviving the merger as a wholly owned subsidiary of Movie Gallery. Under the terms of the merger agreement, the Company’s shareholders will be entitled to receive $13.25 per share in cash upon completion of the merger.

The Company had previously entered into an amended and restated merger agreement, dated as of October 13, 2004, with Carso Holdings Corporation (“Carso”) and Hollywood Merger Corp., both affiliates of Leonard Green & Partners, L.P. Under the terms of this amended and restated merger agreement, its shareholders were to receive $10.25 per share in cash upon completion of the merger contemplated by the amended and restated merger agreement. By a termination agreement dated January 9, 2005, between the Company, Carso and its affiliates, and related documents, the Company terminated the amended and restated merger agreement. The termination of the merger agreement with Carso required its payment of Carso’s transaction expenses of $4.0 million, which was paid and recorded as expense in the period ended March 31, 2005.

The Company terminated the agreement with Carso and entered into the merger agreement with Movie Gallery following a unanimous recommendation in favor of these actions by a special committee of its board of directors consisting of the independent directors of its board of directors. The special committee and our board of directors received a fairness opinion from Lazard Freres & Company, LLC as to the consideration to be received by its shareholders pursuant to the merger agreement with Movie Gallery.

The merger with TG Holdings, Inc. was completed on April 27, 2005.

(3) Restatement of Prior Periods

Like many other publicly traded retail companies, we reviewed our accounting practices with respect to store operating leases. This review was triggered in part by the February 7, 2005 letter issued from the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) to the American Institute of Certified Public Accountants expressing the SEC’s views regarding proper accounting for certain operating lease matters under GAAP. We concluded that we needed to correct certain errors in our accounting for leases and restate prior periods.

Classification of Store Build-out Costs

The Company coordinates and directly pays for a varying amount of the construction of new stores based upon executed lease agreements. For some stores the Company is responsible for overseeing the construction while in others the lessor may be fully responsible for building the store to the Company’s specification. In all cases, however, the Company is reimbursed by the lessor for most of the construction costs. Historically the Company accounted for the unreimbursed portion of the construction as leasehold improvement assets that depreciated over 10 years, which approximated the term of the lease. Upon further review of the applicable accounting guidance, the Company has determined that the amount of assets recorded as leasehold improvements depends upon a number of factors, including the nature of the assets and the amount of construction risk the Company has during the construction period.

Nature of the assets: Store build-out costs have been segregated between structural elements that benefit the lessor beyond the term of the lease and assets that are considered normal tenant improvements. In accordance with EITF 96-21 “Implementation Issues in Accounting for Leasing Transactions Involving Special-Purpose Entities”, payments made by the Company for structural elements that are not reimbursed by the lessor should be considered a prepayment of rent that should be amortized as rent expense over the term of the lease. As a result, income from operations increased by $0.3 million for the three months ended March 31, 2004.

Classification of Tenant Improvement Allowances

The Company historically accounted for tenant improvement allowances as a reduction to the related leasehold improvement assets. The Company has concluded that certain allowances should be considered lease incentives as discussed in Financial Accounting Standards Board Technical Bulletin No. 88-1, “Issues Relating to Accounting for Leases,” (FTB 88-1). For allowances determined to be incentives, FTB 88-1 requires lease incentives to be recorded as deferred rent liabilities on the balance sheet, a reduction in rent expense on the statement of operations and as a component of operating activities on the consolidated statements of cash flows. There is no impact to income from operations for this reclassification.

Rent Holidays

The Company historically recognized rent on a straight-line basis over the lease term commencing with the store opening date. Upon re-evaluating FASB Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases,” the Company has determined that the lease term should commence on the date the property is ready for normal tenant improvements. As a result, income from operations increased $0.4 million for the three months ended March 31, 2004.

Depreciation of Leasehold Improvements

Historically the Company depreciated leasehold improvements over 10 years, which approximates the contractual term of the lease. The Company also depreciated leasehold improvements acquired subsequent to store opening, such as remodels, over 10 years. The Company has concluded that such leasehold improvements should be amortized over the lesser of the assets economic life of 10 years or the contractual term of the lease. Optional renewal periods are included in the contractual term of the lease if renewal is reasonably assured at the time the asset is placed in service. As a result, income from operations decreased $0.3 million for the three months ended March 31, 2004.

Lease Incentive

During 1996 to 2000, certain landlords reimbursed a portion of the Company’s grand opening events and advertising expenses. The Company has historically recorded these marketing allowances received for grand opening costs as a reduction of its advertising expense in the period that the marketing allowance was received. The Company now believes that these allowances should be considered lease incentives as discussed in Financial Accounting Standards Board Technical Bulletin No. 88-1, “Issues Relating to Accounting for Leases,” (FTB 88-1). FTB 88-1 requires lease incentives to be recorded as deferred rent liabilities on the balance sheet, and amortized against rent expense over the term of the lease. As a result, income from operations increased $0.9 million for the three months ended March 31, 2004.

The effect of this restatement and the revision of the classification of Marketable Securities were as follows:

CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended March 31, 2004
(In thousands, except per share amounts)

	As Previously
	Reported	As Restated
REVENUE:
Rental product revenue	$359,517	$359,517
Merchandise sales	83,274	83,274

	442,791	442,791

COST OF REVENUE:
Cost of rental product	108,934	108,934
Cost of merchandise	63,331	63,331

	172,265	172,265

GROSS PROFIT	270,526	270,526

Operating costs and expenses:
Operating and selling	192,500	191,233
General and administrative	32,116	32,116
Store opening expenses	326	326

	224,942	223,675

INCOME FROM OPERATIONS	45,584	46,851

Non-operating expense:
Interest expense, net	(7,754)	(7,754)

Income before income taxes	37,830	39,097
Provision for income taxes	(15,132)	(15,626)

NET INCOME	$22,698	$23,471

Net income per share:
Basic	$0.38	$0.39
Diluted	0.36	0.38

CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2004
(In thousands)

	As Previously
	Reported	As Restated
Operating activities:
Net income	$22,698	$23,471
Adjustments to reconcile net income to cash provided by operating activities:
Amortization of rental product	51,596	51,596
Depreciation	17,223	15,276
Amortization of prepaid rent		2,173
Amortization of deferred financing costs	888	888
Tax benefit from exercise of stock options	2,457	2,457
Change in deferred rent	(129)	(1,452)
Change in deferred taxes	11,232	11,726
Non-cash stock compensation	133	133
Net change in operating assets and liabilities:
Receivables	2,528	2,528
Merchandise inventories	10,145	10,145
Accounts payable	(36,542)	(36,542)
Accrued interest	(5,403)	(5,354)
Other current assets and liabilities	773	(119)

Cash provided by operating activities	76,053	76,926

Investing activities:
Purchases of rental inventory, net	(46,682)	(46,682)
Purchase of property and equipment, net	(10,812)	(10,884)
Acquisition of construction phase assets, net	—	(12,948)
Purchase of marketable securities	—	(67,432)
Sales of marketable securities	—	59,508
Increase in intangibles and other assets	694	(634)

Cash used in investing activities	(56,800)	(79,072)

Financing activities:
Decrease in credit facilities	(20,000)	(20,000)
Debt financing costs	(114)	(114)
Repayments of capital lease obligations	(140)	(140)
Repurchase of common stock	(3,665)	(3,665)
Proceeds from capital lease obligation	233	233
Proceeds from exercise of stock options	829	829
Increase in financing obligations	—	13,475

Cash used in financing activities	(22,857)	(9,382)

Decrease in cash and cash equivalents	(3,604)	(11,528)
Cash and cash equivalents at beginning of year	74,133	48,057

Cash and cash equivalents at end of first quarter (1)	$70,529	$36,529

(1) Restated cash and cash equivalents excludes Marketable Securities of $34.0 million as of March 31, 2004.

(4) Rental Inventory Amortization Policy

The Company manages its rental inventories of movies as two distinct categories, new releases and catalog. New releases, which represent the majority of all movies acquired, are those movies which are primarily purchased on a weekly basis in large quantities to support demand upon their initial release by the studios and are generally held for relatively short periods of time. Catalog, or library, represents an investment in those movies the Company intends to hold for an indefinite period of time and represents a historic collection of movies which are maintained on a long-term basis for rental to customers. In addition, the Company acquires catalog inventories to support new store openings and to build-up its title selection, primarily as it relates to changes in format preferences such as an increase in DVD from VHS.

Purchases of new release movies are amortized over four months to current estimated average residual values of approximately $2.00 for VHS and $4.00 for DVD (net of estimated allowances for losses). Purchases of VHS and DVD catalog are currently amortized on a straight-line basis over twelve months and sixty months, respectively, to estimated residual values of $2.00 for VHS and $4.00 for DVD.

For new release movies acquired under revenue sharing arrangements, the studios’ share of rental revenue is charged to cost of rental as revenue is earned on the respective revenue sharing titles, net of average estimated carrying values that are set up in the first four months following the movies release. The carrying value set up on VHS movies approximates the carrying value of VHS non-revenue sharing purchases after four months. The carrying value set up on DVD movies approximates the carrying value of DVD non-revenue sharing purchases after four months less anticipated revenue sharing payments on the sales of previously viewed DVD movies.

The majority of games purchased are amortized over four months to an average residual value below $5.00. Games that the Company expects to keep in rental inventory for an indefinite period of time are amortized on a straight-line basis over two years to a current estimated residual value of $5.00. For games acquired under revenue sharing arrangements, the manufacturers share of rental revenue is charged to cost of rental as revenue is earned on the respective revenue sharing games, net of an average estimated carrying value of approximately $11.00 that is set up in the first four months following the games release. Revenue sharing games that the Company expects to keep in rental inventory for an indefinite period of time are then amortized on a straight-line basis over the remaining 20 months to an estimated residual value of $5.00.

(5) Property and Equipment

Property and equipment as of March 31, 2005 and December 31, 2004 consists of (in thousands):

	2005	2004
Fixtures and equipment	$257,928	$252,165
Leasehold improvements	406,911	405,462
Construction phase assets	5,623	15,250
Equipment under capital lease	2,047	2,047

	672,509	674,924

Less accumulated depreciation and amortization	(461,220)	(447,100)

	$211,289	$227,824

Accumulated depreciation and amortization, as presented above, includes accumulated amortization of assets under capital leases of $0.5 million and $0.4 million at March 31, 2005 and December 31, 2004, respectively. Depreciation expense related to property, plant and equipment was $14.1 million and $15.3 million for the three months ended March 31, 2005 and March 31, 2004, respectively.

The Company reviews for impairment its long-lived assets to be held and used in the business whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company deems a store to be impaired if a forecast of undiscounted future operating cash flows directly related to the store, including estimated disposal value, if any, is less than the asset carrying amount.

In the fourth quarter of 2004 the Company’s video store same store sales decreased 3%. These results were not in line with earlier management expectations and management felt that the recent trend of negative video store same store sales could continue. Accordingly, the Company evaluated the store assets and determined that certain stores were impaired. As a result, in the fourth quarter of 2004, the Company recorded a $13.8 million non-cash charge in operating and selling expense consisting of $11.8 million in property and equipment and $2.0 million in prepaid rent. There were no impairment charges in 2002, 2003, or in the first quarter of 2005.

In the fourth quarter of 2004 the Company concluded that certain software development capitalized costs qualified for impairment per AICPA SOP 98-1 “Software for Internal Use” and FAS 144 “Accounting for Impairment or Disposal of Long-Lived Assets”. As a result, the Company recorded a $4.4 million impairment charge included in general and administrative expenses.

(6) Statements of Changes in Shareholders’ Equity

A summary of changes to shareholders’ equity amounts for the three months ended March 31, 2005 is as follows (in thousands, except share amounts):

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total
Balance at 12/31/2004	60,970,105	$494,246	$(120,614)	$373,632

Issuance of common stock:
Stock options exercised	3,480,186	7,558		7,558
Stock options tax benefit		15,204		15,204
Net income			28,050	28,050

Balance at 03/31/2005	64,450,291	$517,008	$(92,564)	$424,444

(7) Off Balance Sheet Arrangements

The Company leases all of its stores, corporate offices, distribution centers and zone offices under non-cancelable operating leases. The Company’s stores generally have an initial operating lease term of five to fifteen years and most have options to renew for between five and fifteen additional years. Rent expense was $64.9 million and $61.0 million for the three months ended March 31, 2005 and 2004, respectively. Most operating leases require payment of additional occupancy costs, including property taxes, utilities, common area maintenance and insurance. These additional occupancy costs were $13.4 million and $12.2 million for the three months ended March 31, 2005 and 2004, respectively.

At December 31, 2004, last fiscal year-end date, the future minimum annual rental commitments under non- cancelable operating leases were as follows (in thousands):

Year Ending	Operating
December 31,	Leases

2005	$258,703
2006	240,881
2007	207,383
2008	168,011
2009	135,709
Thereafter	324,641

Total sublease income was $1.3 million and $1.2 million for the three months ended March 31, 2005 and 2004 respectively.

At December 31, 2004, the future minimum annual sublease income under operating subleases were as follows (in thousands):

Year Ending	Sublease
December 31,	Income

2005	$2,402
2006	2,237
2007	1,737
2008	1,124
2009	722
Thereafter	1,036

(8) Long-term Obligations and Liquidity

The Company had the following long-term obligations as of March 31, 2005 and December 31, 2004 (in thousands):

	March 31,	December 31,
	2005	2004
Borrowings under credit facilities	$125,000	$125,000
Senior subordinated notes due 2011 (1)	225,000	225,000
Obligations under capital leases	1,100	1,256

	351,100	351,256

Current portion:
Capital leases	554	555

	554	555

Total long-term obligations net of current portion and notes to be retired with cash held by trustee	$350,546	$350,701

(1)	Coupon payments at 9.625% are due semi-annually in March and September.

On March 24, 2005, the Company commenced an offer to purchase for cash and consent solicitation relating to any and all of the outstanding 9.625% senior subordinated notes. On April 27, 2005, the Company accepted for payment $224,550,000 principal amount of the notes which had been tendered in the offer. The Company paid $1,142.13 per $1,000 principal amount of notes validly tendered before 5:00 p.m., New York City time, on April 12, 2005 and $1,112.13 per $1,000 principal amount of notes validly tendered after 5:00 p.m., New York City time, on April 12, 2005 plus, in both cases, accrued but unpaid interest. Pursuant to the Second Supplemental Indenture dated as of April 15, 2005, many of the restrictive convenants previously applicable to the notes were deleted or modified.

On January 16, 2003, the Company completed the closing of new senior secured credit facilities from a syndicate of lenders led by UBS Warburg LLC. The new facilities consist of a $200.0 million term loan facility and a $50.0 million revolving credit facility, each maturing in 2008. The Company used the net proceeds from the transaction to repay amounts outstanding under the Company’s existing credit facilities which were due in 2004, redeem the remaining $46.1 million outstanding principal amount of the Company’s 10.625% senior subordinated notes due 2004 and for general corporate purposes.

Revolving credit loans under the facility bore interest, at the Company’s option, at an applicable margin over the bank’s base rate loan or the LIBOR rate. The initial margin over LIBOR was 3.5% for the term loan facility and would step down if certain performance targets were met. The credit facility contained financial covenants that included a (1) maximum debt to adjusted EBITDA test, (2) minimum interest coverage test, and (3) minimum fixed charge coverage test. Amounts outstanding under the credit agreement were collateralized by substantially all of the assets of the Company. Hollywood Management Company was a guarantor under the credit agreement.

As of December 31, 2004 and 2003, the Company was in violation of certain covenants restricting its investments in cash equivalents and marketable securities under its credit facility and its indenture for senior subordinated notes. The Company obtained a waiver from the lenders under the credit facilities for the violations, which expired on March 31, 2005. The Company corrected the violation by updating its investment profiles and was in compliance with its credit facility and indenture covenants as of March 31, 2005.

These senior secured credit facilities were terminated on April 27, 2005 in connection with the acquisition of the Company by Movie Gallery, and all amounts outstanding were repaid.

Maturities on long-term obligations at March 31, 2005 for the next five years are as follows (in thousands):

			Capital
Year Ending	Subordinated	Credit	Leases
December, 31	Notes	Facility	& Other	Total
2005	$—	$—	$400	$400
2006	—	—	612	612
2007	—	20,000	88	20 088
2008	—	105,000	—	105,000
2009	—	—	—	—
Thereafter	225,000	—	—	225,000

	$225,000	$125,000	$1,100	$351,100

Interest income was $1.0 million and $0.1 million for the three months ended March 31, 2005 and 2004, respectively. Total interest cost incurred was $6.6 million and $7.8 million for the three months ended March 31, 2005 and 2004 respectively, while interest capitalized was $0.04 million and $0.03 million, for the three months ended March 31, 2005 and 2004 respectively.

The fair value of the 9.625% senior subordinated notes due 2011 was $254.3 million and $240.8 million as of March 31, 2005 and December 31, 2004, respectively, based on quoted market prices. The revolving credit facility is a variable rate loan, and thus, the fair value approximates the carrying amount as of March 31, 2005 and December 31, 2004.

As of March 31, 2005 the Company had $15.7 million of outstanding letters of credit issued upon the revolving credit facility.

(9) Earnings per Share

Earnings per basic share are calculated based on income available to common shareholders and the weighted-average number of common shares outstanding during the reported period. Earnings per diluted share include additional dilution from the effect of potential issuances of common stock, such as stock issuable pursuant to the exercise of stock options.

The following tables are reconciliations of the earnings per basic and diluted share computations (in thousands, except per share amounts):

	Three Months Ended March 31,
	2005			2004 (Restated)
	Net		Per Share	Net		Per Share
	Income	Shares(1)	Amounts	Income	Shares(1)	Amounts
Income per basic share:	$28,050	63,061	$0.44	$23,471	59,647	$0.39

Effect of dilutive securities:
Stock options	—	1,015		—	2,665

Income per diluted share:	$28,050	64,076	$0.44	$23,471	62,312	$0.38

(1)	Represents weighted average shares outstanding.

Antidilutive stock options excluded from the calculation of income per diluted share were 1.5 million shares and 4.3 million shares for the three months ended March 31, 2005 and 2004, respectively.

(10) Commitments and Contingencies

On January 3, 2005, the Company received a letter from The Nasdaq Stock Market, Inc. indicating that its securities were subject to delisting from The Nasdaq National Market because it failed to comply with Marketplace Rules 4350(e) and 4350(g), which require listed companies hold an annual shareholder meeting and distribute a proxy statement and solicit proxies for the meeting. The Company requested and received a hearing before a Nasdaq Listing Qualifications Panel to review the staff determination. On February 15, 2005, the Panel informed the Company that its securities would be delisted at the opening of business on February 17, 2005. The Company requested that the Panel reconsider its decision, which it did. The Panel agreed to continue listing the Company’s securities under specified conditions, including that it hold an annual meeting on or before March 30, 2005. The Company held its annual meeting on March 30, 2005, notified Nasdaq that it is in compliance with listing standards and requested confirmation from Nasdaq that its securities are no longer subject to delisting. On April 5, 2005, the Company received a compliance letter from Nasdaq informing it that its securities would continue to be listed on the Nasdaq National Market and that the hearing file has been closed. On April 27, 2005 following the acquisition of the Company by Movie Gallery, the Company’s common stock ceased to be listed for trading on the Nasdaq National Market.

The Company was named as a defendant in several purported class action lawsuits asserting various causes of action, including claims regarding its membership application and additional rental period charges. The Company has vigorously defended these actions and maintains that the terms of its additional rental charge policy are fair and legal. The Company has been successful in obtaining dismissal of three of the actions filed against it. A statewide class action entitled George Curtis v. Hollywood Entertainment Corp., dba Hollywood Video, Defendant, No. 01-2-36007-8 SEA was certified on June 14, 2002 in the Superior Court of King County, Washington. On May 20, 2003, a nationwide class action entitled George DeFrates v. Hollywood Entertainment Corporation, No. 02 L 707 was certified in the Circuit Court of St. Clair County, Twentieth Judicial Circuit, State of Illinois. Hollywood reached a nationwide settlement with the plaintiffs. This settlement encompasses all of the various claims asserted in each of the related actions. Preliminary approval of settlement was granted on August 10, 2004. Hollywood has agreed not to oppose plaintiffs’ application for an award of $2.675 million for fees and costs to class counsel and plaintiffs counsel, and up to $50K in class representative incentive awards. Class members will receive rent-one-get-one coupons on a claims-made basis with a guaranteed total redemption of $9 million along with other remedial relief. The final approval hearing is scheduled for June 24, 2005. Notice began on October 10, 2004 and will last through June 10, 2005. Coupons will likely be distributed to the class beginning in the fall of 2005 and payment will be made to class counsel following final approval in June 2005. The Company believes it has provided adequate reserves in connection with these lawsuits.

The Company and the members of its board (including its former chairman Mark Wattles) are defendants in several lawsuits pending in Clackamas County, Oregon (and one in Multnomah County, Oregon). The lawsuits asserted breaches of duties associated with the merger agreement executed with a subsidiary of Leonard Green & Partners, L.P. (“LGP”). The Clackamas County actions were later consolidated and the plaintiffs filed an Amended Consolidate Complaint alleging four claims for relief against the board members arising out of the pending sale of Hollywood. The purported four claims for relief are breach of fiduciary duty; misappropriation of confidential information; failure to disclose material information in the proxy statement in support of the Movie Gallery Merger; and a claim for attorney’s fees and costs. The Amended Consolidate Complaint also names UBS Warburg and LGP as defendants. On April 7, 2005, the plaintiffs filed a motion seeking to enjoin the Company’s merger with Movie Gallery. The Company and its board members moved to dismiss the Amended Consolidate Complaint and opposed the effort to enjoin the merger. On April 19, 2005, the plaintiffs withdrew their request for an injunction and stated their intent to file another amended complaint seeking damages. The Company does not know when plaintiff will do so. The Company and the members of its board have also been named as defendants in a separate lawsuit—JDL Partners, L.P. v. Mark J. Wattles et. al,—filed in Clackamas County, Oregon Circuit Court. This lawsuit, filed before the Company’s announcement of the merger agreement with Movie Gallery, alleges breaches of fiduciary duties related to a bid by Blockbuster for the Company as well as breaches related to a loan to Mr. Wattles that the Company forgave in December 2000. On April 25, 2005, the JDL Partners action was consolidated with the other Clackamas County lawsuits. The Company was unable to determine that the likelihood of an unfavorable outcome of the above-described litigation is either probable or remote. The Company was unable to estimate the dollar amount or range of potential loss.

The Company was named as a defendant in three actions asserting wage and hour claims in California. The plaintiffs sought to certify a statewide class action alleging that certain California employees were denied meal and rest periods. There were several additional related claims for unpaid overtime, unpaid off the clock work, and penalties for late payment of wages and record keeping violations. A mediation took place on September 9, 2004 and the parties reached a settlement of all claims alleged in each of the actions. Pursuant to the settlement, two of the actions were dismissed and all claims asserted by plaintiffs were alleged in a single action. The Company received preliminary approval of the settlement on January 10, 2005. Notice was sent directly to class members on February 4, 2005. Final approval is scheduled for hearing on May 31, 2005. The Company believes it has provided adequate reserves in connection with these lawsuits.

In addition, the Company has been named to various other claims, disputes, legal actions and other proceedings involving contracts, employment and various other matters. The Company believes it has provided adequate reserves for contingencies and that the outcome of these matters should not have a material adverse effect on its consolidated results of operation, financial condition or liquidity. At March 31, 2005, the legal contingencies reserve was $13.9 million. At December 31, 2004, the legal contingencies reserve was $13.3 million.

(11) Related Party Transactions

In July 2001, Boards, Inc. (Boards) began to open Hollywood Video stores as licensee of the Company pursuant to rights granted by the Company and approved by the Board of Directors in connection with Mark J. Wattles’ employment agreement in January 2001. These stores are operated by Boards and are not included in the 2,027 stores operated by the Company. Mark Wattles, the Company’s founder, is the majority owner of Boards. Mr. Wattles resigned all positions with the Company effective February 3, 2005. Under the license arrangement, Boards pays the Company an initial license fee of $25,000 per store, a royalty of 2.0% of revenue and also purchases products and services from the Company at the Company’s cost. Boards is in compliance with the 30 day payment terms under the arrangement. The outstanding balance of $1.7 million due the Company is related to current activity. As of March 31, 2005, Boards operated 20 stores.

The following table reconciles the net receivable balance due from Boards, Inc (in thousands):

	Three Months Ended
	2005	2004
Receivable Balance Beginning of Year	$1,361	$1,509

License fee	—	—
(2%) Royalty fee	151	132
Products & Services	3,274	1,904

Expenses – First Quarter	3,425	2,036
Payments – First Quarter	(3,097)	(3,101)

Receivable Balance Ending March 31	$1,689	$444

(12) SEGMENT REPORTING

The Company’s management regularly evaluates the performance of two segments, Hollywood Video and Game Crazy, in its assessment of performance and in deciding how to allocate resources. Hollywood Video represents the Company’s 2,027 video stores excluding the operations of Game Crazy. Game Crazy represents 718 in-store departments and free-standing stores that allow game enthusiasts to buy, sell, and trade used and new video game hardware, software and accessories. The Company measures segment profit as operating income (loss), which is defined as income (loss) before interest expense and income taxes. Information on segments and reconciliation to operating income (loss) are as follows (in thousands):

	As of And For The
	Three Months Ended March 31, 2005
	Hollywood	Game
	Video	Crazy	Total
Revenues	$401,669	$74,358	$476,027
Depreciation	12,149	1,983	14,132
Impairment of Assets	—	—	—
Income (loss) from operations	54,390	(2,186)	52,204
Goodwill	69,050	415	69,465
Total assets	1,010,441	119,779	1,130,220
Purchases of property and Equipment	6,907	316	7,223

	As of And For the
	Three Months Ended March 31, 2004
	(Restated)
	Hollywood	Game
	Video	Crazy	Total
Revenues	$385,423	$57,368	$442,791
Depreciation	13,307	1,969	15,276
Income (loss) from operations	51,475	(4,624)	46,851

	As of And For the
	Three Months Ended March 31, 2004
	(Restated)
	Hollywood	Game
	Video	Crazy	Total
Goodwill	67,991	415	68,406
Total assets	876,769	102,082	978,851
Purchases of property and equipment	9,693	1,191	10,884

Game Crazy’s loss from operations included an overhead allocation for information support services, treasury and accounting functions, and other general and administrative services.

Purchases of property and equipment does not include the acquisition of construction phase assets.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated condensed financial information is presented to illustrate the effects on our historical financial statements and results of operations of our merger with Hollywood Entertainment Corporation (“Hollywood”) and the application of the proceeds from the offering of $325.0 million principal amount of senior notes and the refinancing transactions described below (the “refinancing”). Historical amounts as of and for the first quarter of 2005 are derived from Movie Gallery and Hollywood’s unaudited consolidated financial statements. Historical amounts for 2004 are derived from Movie Gallery and Hollywood’s audited 2004 consolidated financial statements. The statements reflect adjustments for the following:

•	the completion of the merger with Hollywood (including the application of purchase accounting);

•	the receipt of the net proceeds from our $325.0 million senior note offering;

•	the receipt of $795.0 million pursuant to our new senior credit facility; and

•	the application of the remaining proceeds from the senior note offering and our new senior credit facility after the purchase of the Hollywood equity, to pay down the $125.0 million outstanding balance under Hollywood’s credit facility, to repurchase $224.6 million of Hollywood’s outstanding 9.625% Senior Subordinated Notes due 2011, and to pay fees and expenses incurred in connection with the refinancing and merger.

     The unaudited pro forma consolidated condensed balance sheet as of April 3, 2005 assumes that the merger and the refinancing occurred on April 3, 2005. The unaudited pro forma consolidated condensed statement of operations for 2004 assumes that the merger and the refinancing took place on January 5, 2004, the beginning of our 2004 fiscal year. The unaudited pro forma consolidated condensed statement of operations for the first quarter of 2005 assumes that the merger and refinancing took place on January 3, 2005, the beginning of our 2005 fiscal year. This information is not necessarily indicative of our financial condition or results of operations had the merger and the refinancing been completed as of the dates indicated, nor should it be construed as representative of our future financial condition or results of operations. The unaudited pro forma consolidated condensed financial information reflects a preliminary allocation of the purchase price assuming the merger had been completed on April 3, 2005. The preliminary allocation is subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed, (including, but not limited to, the valuation of Hollywood’s operating leases and accruals for restructuring costs related to the integration of Hollywood with Movie Gallery’s operational and administrative systems) and final determination of the purchase consideration (including direct costs of the acquisition). The pro forma results of operations include merger related expenses for Hollywood of $9.5 million and $5.8 million in 2004 and the first quarter of 2005, respectively, as reflected in Hollywood’s historical financial statements for those periods. Although these expenses would not have been incurred if our merger with Hollywood had occurred at the beginning of the periods presented herein, we have not made a pro forma adjustment to exclude these or any other unusual or non-recurring expenses, reflected in Hollywood’s historical financial statements. Additionally, the pro forma results have not been adjusted to reflect any operating efficiencies that may be realized by the combined company as a result of the merger, except for the elimination of certain redundant executive compensation costs as a result of departures in corporate personnel, substantially all of which occurred shortly before or after the merger.

     The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the related notes and other information included herein.

Unaudited Pro Forma Consolidated Balance Sheet

	Historical	Historical
	Movie	Hollywood			Combined
	Gallery	Entertainment			Company
	April 3, 2005	March 31, 2005*	Adjustments		Pro Forma
	(In thousands)
Assets

Current assets:

Cash and cash equivalents	$22,609	$203,919	$(180,035	)(A),(B),(E),(F)	$46,493
Accounts receivable, net	—	35,630	—		35,630
Merchandise inventory	28,535	148,334	(34,001	)(D)	142,868
Prepaid expenses and other	28,343	35,843	(2,449	)(B),(C),(E)	61,737
Deferred income taxes	4,000	—	25,417	(B),(F)	29,417

Total current assets	83,487	423,726	(191,068)		316,145
Rental inventory, net	130,402	297,578	(69,778)	(B),(D)	358,202
Property, furnishings and equipment, net	130,743	211,289	25,606	(B)	367,638
Goodwill, net	147,035	69,465	413,786	(B)	630,286
Other intangibles, net	7,583	6,930	176,964	(B)	191,477
Deposits and other assets	8,172	34,715	(3,926	)(B),(E)	38,961
Deferred income taxes	—	86,517	(46,748	)(B)
			(39,769	)(G)	—

Total assets	$507,422	$1,130,220	$265,067		$1,902,709

Liabilities and stockholders’ equity

Current liabilities:

Accounts payable	$54,402	$165,053	$—		$219,455
Accrued liabilities	44,028	140,734	8,281	(B),(C)	193,043
Current maturities of financing obligations	—	5,837	—		5,837
Current portion of long term debt	—	554	26,000	(A)	26,554

Total current liabilities	98,430	312,178	34,281		444,889
Long term debt, less current portion	—	350,546	740,570	(A)	1,091,116
Deferred income taxes	54,844	—	(39,769	)(G)	15,075
Other liabilities	—	43,052	(43,052	)(B)	—

Total liabilities	153,274	705,776	692,030		1,551,080

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	31	517,008	(517,008	)(B)	31
Additional paid in capital	197,186	—	—		197,186
Unearned compensation	(3,128)	—	—		(3,128)
Retained earnings	154,198	(92,564)	90,045	(B),(F)	151,679
Accumulated other comprehensive income	5,861	—	—		5,861

Total stockholders’ equity	354,148	424,444	(426,963)		351,629

Total liabilities and stockholders’ equity	$507,422	$1,130,220	$265,067		$1,902,709

*	Certain reclassifications have been made to the historical presentation of Hollywood to conform to the presentation used by Movie Gallery and in the unaudited pro forma consolidated balance sheet.

Unaudited Pro Forma Consolidated Statements of Income

		Historical
	Historical	Hollywood
	Movie Gallery	Entertainment			Combined
	Fiscal Year Ended	Year Ended			Company
	January 2, 2005	December 31, 2004*	Adjustments		Pro Forma
		(In thousands, except per share data)
Revenues:
Rentals	$729,167	$1,388,298	$(1,720	)(H)	$2,115,745
Product sales	62,010	394,066	—		456,076

Total revenues	791,177	1,782,364	(1,720)		2,571,821
Cost of sales:
Cost of rental revenues	208,160	417,588	9,879	(K)	635,627
Cost of product sales	41,942	299,074	—		341,016

Gross margin	541,075	1,065,702	(11,599)		1,595,178
Operating costs and expenses
Store operating expenses	395,425	795,268	5,477	(J)	1,196,170
General and administrative	54,644	123,813	(8,671	)(L)	169,786
Amortization of intangibles	2,601	—	2,051	(J)	4,652
Stock option compensation	831	133	—		964

Operating income	87,574	146,488	(10,456)		223,606
Interest expense, net	624	29,993	53,926	(I)	84,543
Equity in losses of unconsolidated entities	5,746	—	—		5,746

Income before income taxes	81,204	116,495	(64,382)		133,317
Income tax expense (benefit)	31,716	45,207	(26,074	)(M)	50,849

Net income	$49,488	$71,288	$(38,308)		$82,468

Earnings per share:
Basic	$1.54				$2.57
Diluted	$1.52				$2.53
Weighted average shares outstanding:
Basic	32,096				32,096
Diluted	32,552				32,552

*	Certain reclassifications have been made to the historical presentation of Hollywood to conform to the presentation used by Movie Gallery and in the unaudited pro forma consolidated statements of income.

Unaudited Pro Forma Consolidated Statements of Income

		Historical
	Historical	Hollywood
	Movie Gallery	Entertainment			Combined
	Quarter Ended	Quarter Ended			Company
	April 3, 2005	March 31, 2005*	Adjustments		Pro Forma
		(In thousands, except per share data)
Revenues:
Rentals	$216,741	$372,216	$(542	)(N)	$588,415
Product sales	17,050	103,811	—		120,861

Total revenues	233,791	476,027	(542)		709,276
Cost of sales:
Cost of rental revenues	66,360	111,694	1,723	(Q)	179,777
Cost of product sales	12,190	75,899	—		88,089

Gross margin	155,241	288,434	(2,265)		441,410
Operating costs and expenses
Store operating expenses	108,479	199,618	1,369	(P)	309,466
General and administrative	15,451	36,612	(1,505	)(R)	50,558
Amortization of intangibles	600	—	513	(P)	1,113
Stock option compensation	141	—	—		141

Operating income	30,570	52,204	(2,642)		80,132
Interest expense, net	80	6,594	16,095	(O)	22,769
Equity in losses of unconsolidated entities	337	—	—		337

Income before income taxes	30,153	45,610	(18,737)		57,026
Income tax expense (benefit)	11,760	17,560	(7,588	)(S)	21,732

Net income	$18,393	$28,050	$(11,149)		$35,294

Earnings per share:
Basic	$0.59				$1.13
Diluted	$0.58				$1.12
Weighted average shares outstanding:
Basic	31,199				31,199
Diluted	31,588				31,588

*	Certain reclassifications have been made to the historical presentation of Hollywood to conform to the presentation used by Movie Gallery and in the unaudited pro forma consolidated statements of income.

Notes to the Pro Forma Adjustments
(In thousands)

Balance Sheet

     (A)  To record cash proceeds from issuance of the new senior credit facility and the senior note offering and to record extinguishment of Hollywood’s 9.625% Senior Notes (excluding premium) as summarized below.

Amount
Proceeds from:
Term Loan A	$95,000
Term Loan B	700,000
11% Senior Notes (net of discount of $3,880)	321,120

1,116,120
Retirement of Hollywood’s long term debt, at historical carrying value	(349,550)

Pro forma adjustment to outstanding debt	766,570
Current portion of borrowings	(26,000)

Non-current portion of pro forma adjustment	$740,570

     (B) To record payment of the purchase price for Hollywood’s equity, eliminate Hollywood’s common stock of $517,008, eliminate Hollywood’s accumulated deficit of $92,564, and record the fair value adjustments to Hollywood’s carrying values, including goodwill.

Purchase of Hollywood equity for cash(1)				$862,056
Direct costs of acquisition (including $2,905 reclassified from prepaids)				10,033

Total purchase consideration				$872,089

Net assets of Hollywood at March 31, 2005				$424,444

Adjustments to Hollywood’s pre-acquisition retained earnings:
Hollywood merger costs paid at closing				(13,190)
Payment of the premium on extinguishment of Hollywood’s 9.625% senior notes				(31,970)
Write-off Hollywood’s debt issue costs related to pre- acquisition indebtedness extinguished at the merger date				(6,612)
Tax effect of adjustments at 40.5%				20,968

Adjusted net assets of Hollywood at March 31, 2005				393,640

			Pro Forma
	Book Value	Fair Value	Adjustment
Adjust Hollywood’s assets and liabilities to fair value:
Rental inventory(2)	$331,579	$227,800	$(103,779)
Property, furnishings and equipment	211,289	236,895	25,606
Other intangibles(3)	6,930	183,894	176,964
Prepaid rent	26,416	—	(26,416)
Severance accrual	—	(6,750)	(6,750)
Deferred rent	(43,052)	—	43,052

Total adjustment to record net assets at fair value	533,162	641,839		108,677
To recognize deferred taxes on purchase price allocation(4)				(44,014)
Allocation of the excess purchase price to goodwill				413,786

				$872,089

The pro forma adjustment to goodwill reflects the following:
Hollywood’s historical goodwill at March 31, 2005				$69,465
Allocation of the excess purchase price to goodwill				413,786

Adjusted Hollywood goodwill				$483,251

(1)	Includes $858,882 for the purchase of Hollywood’s outstanding common stock at a price of $13.25 per share and $3,174 for the settlement of Hollywood’s outstanding vested stock options.

(2)	The estimated fair value of Hollywood’s rental inventory was determined by an independent valuation specialist using discounted cash flow analysis based on the estimated future revenues to be received from the rental inventory on hand as of the acquisition date, reduced for product costs, operating costs, capital costs, working capital costs, work force costs, and intangibles costs associated with the generation of those future revenues. Estimated future revenues were determined based on Hollywood’s historical revenue attrition curve.

(3)	Includes the following:

			Pro Forma
	Book Value	Fair Value	Adjustment

Hollywood trade name (indefinite life)	$6,719	$170,900	$164,181
Game Crazy tradename (15 year useful life)	211	4,000	3,789
Customer lists (5 year useful life)	—	8,994	8,994

(4)	Includes $2,734 classified as current deferred tax assets and $(46,748) classified as non-current deferred tax liabilities.

     (C) To accrue $1,531 for Movie Gallery transaction costs incurred prior to the closing of the merger.

     (D) To reclassify Hollywood’s previously viewed movies of $34,001 from merchandise inventory to rental inventory to conform to Movie Gallery’s balance sheet presentation.

     (E) To reflect the capitalization of an estimated $29,102 in financing costs that will be amortized over the life of the borrowings. ($28,027 paid in cash at closing and $1,075 paid by Movie Gallery prior to closing and reclassified from prepaid expenses)

     (F) Reflects Movie Gallery’s write-off of $2,519 (net of taxes of $1,715) of fees and expenses associated with the bridge commitment feature of the senior credit facility that will be written off in the second quarter of fiscal 2005. This charge is excluded from the pro forma statements of income because it is a non-recurring charge directly attributable to the transaction.

     (G) To reclassify Hollywood’s residual non-current deferred tax assets of $39,769 to offset Movie Gallery’s non-current deferred tax liabilities.

Income Statement – Fiscal 2004

     (H) To conform Hollywood’s method of accounting for extended viewing fees to Movie Gallery’s accounting method. Movie Gallery recognizes extended viewing fee revenue when payment is received from the customer. Hollywood historically recorded these fees on an accrual basis and maintained an accounts receivable balance (net of appropriate bad debt reserves) for the extended viewing fee revenue expected to be collected. This pro forma adjustment reflects the difference in Hollywood’s historical rental revenue and the rental revenue that Hollywood would have recognized under Movie Gallery’s policy. Actual consolidated rental revenue for the combined company in periods subsequent to the merger will be lower than if Hollywood had followed the Movie Gallery policy due to the accrual of the extended viewing fee receivables at the acquisition date. It is estimated that the majority of these collections will be realized within two quarters following the closing of the acquisition. The pro forma balance sheet as of April 3, 2005, includes $22,232 of accounts receivable for extended viewing fees.

     (I) Reflects interest expense on the borrowings, including the 11% Senior Notes, as described in Note (A). The adjustment reflects a reduction in interest expense resulting from the retirement of Hollywood’s 9.625% Senior Subordinated Notes tendered in the 9.625% Senior Subordinated Notes Tender Offer, and interest expense on outstanding borrowings under its existing credit agreement. The adjustment to interest expense is presented as if the borrowings and retirements of borrowings occurred on the first day of fiscal 2004 according to the terms of the borrowings, including an interest rate swap related to 35% of the principal amount outstanding under the Senior Credit Facility. For purposes of calculating the pro forma interest expense, the assumed incremental interest expense related to the interest rate swap was $6.6 million. The assumed interest rates presented in the table below used to compute pro forma interest expense were based on the average LIBOR index rates in effect during fiscal 2004, plus the margin applicable to each debt instrument. A 1/8% variance in interest rates versus those we have assumed would change interest expense by approximately $0.6 million per year based on the pro forma principal amount of variable rate debt we will incur that will not be effectively fixed by our interest rate swap. The amortization of deferred financing costs and the accretion of interest expense on the initial issuance discount on the 11% Senior Notes is presented as if the financing costs and initial issuance discount were incurred on the first day of 2004 and amortized over the terms of the agreements on a straight-line basis, which approximates the effective interest rate method.

	Average	Assumed	Pro Forma
	Amount	Interest	Interest
	Outstanding	Rate	Expense
Revolver	$—	4.42%	$—
Term Loan A	85,500	4.42%	3,781
Term Loan B	696,500	4.67%	32,541
11% Senior Notes	325,000	11.0%	35,750

	$1,107,000

Pro forma interest expense			72,072
Accretion of discount on 11% Senior Notes			554
Incremental interest expense related to the interest rate swap			6,617
Amortization of deferred financing costs			4,633

			83,876
Elimination of Hollywood interest expense (excluding 9.625% Senior Subordinated Notes not tendered)			(29,950)

Pro forma adjustment to interest expense			$53,926

     (J) To reflect an increase in depreciation and intangibles amortization expense resulting from the adjustment to property, furnishings and equipment and identifiable intangible assets based on the adjustments of such assets to fair value as discussed in Note (B).

Increase in depreciation expense (estimated remaining useful life of four years).	$5,477
Increase in intangibles amortization expense (estimated remaining useful life of five years)	$2,051

     (K) To reflect a net increase to cost of rental revenues of $9,879 resulting from the application of Movie Gallery’s rental inventory amortization method to the allocated fair value of Hollywood’s rental inventory as discussed in Note (A). Pro forma rental inventory amortization is increased over Hollywood’s historical rental inventory amortization due primarily to Movie Gallery’s method utilizing a shorter economic life of two years for catalog DVD than Hollywood’s historical method of five years. The pro forma cost of previously viewed inventory sold is reduced as a result of the lower overall carrying value of rental inventory as discussed in Note (B).

Increase in rental inventory amortization	$22,427
Decrease in cost of previously viewed inventory sold	$(12,548)

     (L) To reflect the reduction in Hollywood general and administrative expense of $8,671, primarily as a result of departures of redundant corporate personnel, substantially all of which have already occurred.

     (M) To reflect the tax effect of the net pro forma adjustments and record income tax expense at an estimated effective tax rate of approximately 40.5%.

Income Statement – First Quarter 2005

     (N) To conform Hollywood’s method of accounting for extended viewing fees to Movie Gallery’s accounting method. Movie Gallery recognizes extended viewing fee revenue when payment is received from the customer. Hollywood historically recorded these fees on an accrual basis and maintained an accounts receivable balance (net of appropriate bad debt reserves) for the extended viewing fee revenue expected to be collected. This pro forma adjustment reflects the difference in Hollywood’s historical rental revenue and the rental revenue that Hollywood would have recognized under Movie Gallery’s policy. Actual consolidated rental revenue for the combined company in periods subsequent to the merger will be lower than if Hollywood had followed the Movie Gallery policy due to the accrual of the extended viewing fee receivables at the acquisition date. It is estimated that the majority of these collections will be realized within two quarters following the closing of the acquisition. The pro forma balance sheet as of April 3, 2005, includes $22,232 of accounts receivable for extended viewing fees.

     (O) Reflects interest expense on the borrowings, including the 11% Senior Notes, as described in Note (A). The adjustment reflects a reduction in interest expense resulting from the retirement of Hollywood’s 9.625% Senior Subordinated Notes tendered in the 9.625% Senior Subordinated Notes Tender Offer and interest expense on outstanding borrowings under its existing credit agreement. The adjustment to interest expense is presented as if the borrowings and retirements of borrowings occurred on the first day of fiscal 2005 according to the terms of the borrowings, including an interest rate swap related to 35% of the principal amount outstanding under the Senior Credit Facility. For purposes of calculating the pro forma interest expense, the assumed incremental interest expense related to the interest rate swap was $0.8 million. The assumed interest rates presented in the table below used to compute pro forma interest expense were based on the average LIBOR index rates in effect during the first quarter of 2005, plus the margin applicable to each debt instrument. A 1/8% variance in interest rates versus those we have assumed would change interest expense by approximately $0.6 million per year based on the pro forma principal amount of variable rate debt we will incur that will not be effectively fixed by our interest rate swap. The amortization of deferred financing costs and the accretion of interest expense on the initial issuance discount on the 11% Senior Notes is presented as if the financing costs and initial issuance discount were incurred on the first day of 2005 and amortized over the terms of the agreements on a straight-line basis, which approximates the effective interest rate method.

	Average	Assumed	Pro Forma
	Amount	Interest	Interest
	Outstanding	Rate	Expense
Revolver	$—	5.67%	$—
Term Loan A	92,625	5.67%	1,313
Term Loan B	699,125	5.92%	10,343
11% Senior Notes	325,000	11.0%	8,938

	$1,116,750

Pro forma interest expense			$20,594
Accretion of discount on 11% Senior Notes			138
Incremental interest expense related to the interest rate swap			788
Amortization of deferred financing costs			1,158

			22,678
Elimination of Hollywood interest expense (excluding 9.625% Senior Subordinated Notes not tendered)			(6,583)

Pro forma adjustment to interest expense			$16,095

     (P) To reflect an increase in depreciation and intangibles amortization expense resulting from the adjustment to property, furnishings and equipment and identifiable intangible assets based on the adjustments of such assets to fair value as discussed in Note (B).

Increase in depreciation expense (estimated remaining useful life of four years)	$1,369
Increase in intangibles amortization expense (estimated remaining useful life of five years)	$513

     (Q) To reflect a net increase to cost of rental revenues of $1,723 resulting from the application of Movie Gallery’s rental inventory amortization method to the allocated fair value of Hollywood’s rental inventory as discussed in Note (A). Pro forma rental inventory amortization is increased over Hollywood’s historical rental inventory amortization due primarily to Movie Gallery’s method utilizing a shorter economic life of two years for catalog DVD than Hollywood’s historical method of five years. The pro forma cost of previously viewed inventory sold is reduced as a result of the lower overall carrying value of rental inventory as discussed in Note (B).

Increase in rental inventory amortization	$4,666
Decrease in cost of previously viewed inventory sold	$(2,943)

     (R) To reflect the reduction in Hollywood general and administrative expense of $1,505, primarily as a result of departures of redundant corporate personnel, substantially all of which have already occurred.

     (S) To reflect the tax effect of the net pro forma adjustments and record income tax expense at an estimated effective tax rate of approximately 40.5%.